Exhibit 2.6

EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

TALMER BANCORP, INC.

CAPITOL BANCORP LTD.

and

FINANCIAL COMMERCE CORPORATION

Dated as of October 11, 2013

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ii

SCHEDULES AND EXHIBITS

Schedule 2.01	Acquired Company Assets

*Schedule 5.05(b)	Rejected Contracts

*Exhibit A	Bidding Procedures

*Exhibit B	Bidding Procedures Order

*Exhibit C	Sale Motion

* These Schedules and Exhibits have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  Talmer Bancorp, Inc. agrees to furnish a copy of such Schedules and Exhibits to the Securities and Exchange Commission upon request.

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EXECUTION VERSION

STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is made as of October 11, 2013, by and among Talmer Bancorp, Inc., a Michigan corporation (“Purchaser”), Capitol Bancorp Ltd., a Michigan corporation (“Ultimate Parent”), and Financial Commerce Corporation, a Michigan corporation (“Intermediate Parent” and, collectively with Ultimate Parent and (where the context requires) their respective affiliates, the “Company”).

RECITALS

A.                                    Ultimate Parent is the record and beneficial owner of a majority of the issued and outstanding shares of capital stock of Intermediate Parent and Intermediate Parent is the record and beneficial owner of all of the issued and outstanding shares of capital stock of Indiana Community Bank, an Indiana state- chartered bank (the “Indiana Bank”), Michigan Commerce Bank, a Michigan state-chartered bank (the “Michigan Bank”), Bank of Las Vegas, a Nevada state-chartered bank (the “Nevada Bank”) and Sunrise Bank of Albuquerque, a New Mexico state-chartered bank (the “New Mexico Bank”) (Indiana Bank, Michigan Bank, Nevada Bank and New Mexico Bank, collectively, the “Banks”).

B.                                    Ultimate Parent wishes to cause Intermediate Parent, and Intermediate Parent wishes to sell, and Purchaser wishes to purchase, all of the shares of capital stock of the Surviving Bank as of the Closing Date (as hereinafter defined) (the “Shares”) and certain other assets of the Company, all free and clear of all Encumbrances (as hereinafter defined) and on the terms and conditions set forth in this Agreement.

C.                                    Ultimate Parent and Intermediate Parent filed voluntary bankruptcy petitions (the “Bankruptcy Cases”) which are being jointly administered under chapter 11 of Title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Eastern District of Michigan (the “Bankruptcy Court”), on August 9, 2012.

D.                                    The parties intend for the sale and purchase of the Shares and the Other Purchased Assets (as hereinafter defined), including the assumption and assignment of the Assumed Bank Related Contracts (as hereinafter defined), if any (the “Sale”), to be effectuated pursuant to an order of the Bankruptcy Court under Sections 105, 363 and 365 of the Bankruptcy Code approving such transactions (the “Sale Order”).

E.                                     Concurrently with or as soon as practicable after the execution and delivery of this Agreement, the Banks will enter a merger agreement pursuant to which Indiana Bank, Nevada Bank and New Mexico Bank will merge with and into Michigan Bank (the “Bank Merger”), with Michigan Bank as the surviving entity (the “Surviving Bank”) and, subject to Bankruptcy Court and regulatory approval, the Company will file all necessary documentation and applications to consummate the Bank Merger prior to Closing, in form and substance reasonably acceptable to Purchaser.

F.                                      In consideration of the covenants, agreements, representations and warranties set forth below, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, covenant and agree as follows:

ARTICLE 1
INTERPRETATION

Section 1.01.                                            Definitions.  In this Agreement, unless the context otherwise requires or unless otherwise specifically provided herein:

(a)                                 “Affiliate” means, with respect to any Person, any other Person controlling, controlled by or under common control with, such Person, with “control” for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

(b)                                 “Agreement” is defined in the introductory paragraph.

(c)                                  “Allowed Administrative Claims” is defined in Section 9.15(b)(i).

(d)                                 “Assumed Bank Related Contracts” is defined in Section 5.05(a).

(e)                                  “Assumed Contract Liabilities” is defined in Section 5.05(a).

(f)                                   “Auction” is defined in Section 5.09.

(g)                                  “Banks” is defined in the recitals.

(h)                                 “Bank Merger” is defined in the recitals.

(i)                                     “Bank Related Contracts” means those Contracts of the Company or its Affiliates to which the Banks are not parties but which relate in any material respect to the Business, which Contracts (if outstanding on the date hereof) are identified in Section 3.13(a) of the Disclosure Schedule, and which Contracts (if they become outstanding after the date hereof) will be identified to Purchaser not fewer than ten (10) Business Days prior to the Closing Date.

(j)                                    “Bank Required Approvals” is defined in Section 3.03(b)(i).

(k)                                 “Bank Significant Agreement” is defined in Section 3.13(a).

(l)                                     “Bankruptcy Cases” is defined in the recitals.

(m)                             “Bankruptcy Code” is defined in the recitals.

(n)                                 “Bankruptcy Court” is defined in the recitals.

(o)                                 “Bankruptcy Rules” means the Federal Rules of Bankruptcy Procedure, as in effect from time to time.

(p)                                 “Benefit Arrangement” means any “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA) and any other plan, program, agreement, arrangement, obligation or practice, including, without limitation, any pension, profit sharing, severance, welfare, fringe benefit, employee loan, retirement, medical, welfare, employment or consulting, severance, stay or retention bonuses or compensation, executive or incentive compensation, sick leave, vacation pay, plant closing benefits, disability, workers’ compensation, retirement, deferred compensation, bonus, stock option or purchase or other stock-based, tuition reimbursement or scholarship, employee discount, meals, travel, or vehicle allowances, plan, program, agreement, arrangement, obligation or practice, any plans subject to Section 125 of the Code, as amended, and any plans or arrangements providing benefits or payments in the event of a change of control, change in ownership or effective control or sale of assets (i) established, sponsored, maintained, or contributed to, or required to be contributed to, by one or more of the Banks or any ERISA Affiliate, on behalf of any current or former director, employee, agent, independent contractor, or service provider of the Banks or their Subsidiaries, or their beneficiaries, or (ii) pursuant to which one or more of the Banks or any ERISA Affiliate has any Liability or other obligation (whether contingent or otherwise).

(q)                                 “BHCA” means the Bank Holding Company Act of 1956, as amended.

(r)                                    “Bidding Procedures” means the procedures set forth in Exhibit A hereto, and such other procedures as may be set forth in the Bidding Procedures Order.

(s)                                   “Bidding Procedures Order” means the order of the Bankruptcy Court, approving, among other things, the Stalking-Horse Bidder Fee, the process by which bids may be solicited in connection with the sale of the Shares and the Other Purchased Assets, including the Bidding Procedures, as attached hereto as Exhibit B.

(t)                                    “Books and Records” means all files, ledgers and correspondence, all manuals, reports, texts, notes, memoranda, invoices, receipts, accounts, accounting records and books, financial statements and financial working papers and all other records and documents of any nature or kind whatsoever, including, without limitation, those recorded, stored, maintained, operated, held or otherwise wholly or partly dependent on discs, tapes and other means of storage, including, without limitation, any electronic, magnetic, mechanical, photographic or optical process, whether computerized or not, and all software, passwords and other information and means of or for access thereto, belonging to the Banks or their Subsidiaries or relating to the Business.

(u)                                 “Burdensome Condition” means any restraint, limitation, term, requirement, provision or condition imposed by any Governmental Authority that would (i) reasonably be expected to impair in any material respect the benefits of the Contemplated Transactions to, Purchaser or any of its Affiliates; (ii) require any Person other than the Purchaser to become a bank holding company under the BHCA; (iii) require any Person other than the Purchaser to guaranty, support or maintain the capital of any of the Banks; (iv) require modification of, or impose any limitation or restriction on, the activities, governance, legal structure, compensation, or fee arrangements of the

Purchaser or any of its Affiliates (or its partners, members or equity holders); (v) cause any Person other than the Purchaser to be deemed to control any of the Banks; or (vi) require an Equity Contribution at the Closing to the Banks in excess of Ninety Million Dollars ($90,000,000); provided, however, that the following shall not be deemed to be a “Burdensome Condition”:  (x) those restraints, limitations, terms, requirements, provisions or conditions to the extent specifically applicable to the Banks or their Subsidiaries as of the date hereof by reason of their condition as of the date hereof and specifically disclosed to Purchaser in Section 3.03 of the Disclosure Schedule and (y) any restraint, limitation, term, requirement, provision or condition that applies to Purchaser, its Affiliates, or generally to bank holding companies and banks as provided by statute, regulation, or written and publicly available supervisory guidance of general applicability, in each case, as in effect on the date hereof, to the extent not disproportionately impacting any of the Banks.

(v)                                 “Business” means the business currently and previously carried on by the Banks and their Subsidiaries.

(w)                               “Business Day” means any day other than a Saturday, Sunday or any federal holiday in the United States.

(x)                                 “Call Reports” means the Banks’ Consolidated Reports of Condition and Income (FFIEC Form 041) or any successor form of the Federal Financial Institutions Examination Council.

(y)                                 “Cash Purchase Price” is defined in Section 2.02.

(z)                                  “Charter Documents” means articles or certificate of incorporation, bylaws and any other comparable constituent document of a corporate entity.

(aa)                          “Closing” means the completion of the sale and purchase of the Shares and the Other Purchased Assets, including the assumption and assignment of the Assumed Bank Related Contracts (if any), in accordance with Article 7.

(bb)                          “Closing Date” means a date to be agreed upon by the parties following the satisfaction or waiver, as applicable, of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to fulfillment or waiver of those conditions).

(cc)                            “COBRA” is defined in Section 5.26(e).

(dd)                          “Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

(ee)                            “Committee” means The Official Committee of Unsecured Creditors of Capitol Bancorp Ltd, appointed by the Office of the United States Trustee in the Bankruptcy Case.

(ff)                              “Common Stock” is defined in Section 3.02(a).

(gg)                            “Company” is defined in the introductory paragraph.

(hh)                          “Company’s Reports” is defined in Section 3.04(a).

(ii)                                  “Company Tax Returns” is defined in Section 5.15.

(jj)                                “Conformity Election” is defined in Section 5.14(c).

(kk)                          “Consent” means any approval, consent, ratification, waiver or other authorization.

(ll)                                  “Contemplated Transactions” means (i) all of the transactions between the Company and/or the Banks, on the one hand, and Purchaser, on the other hand, and (ii) all transfers and assignments of Other Purchased Assets between the Company and the Banks, contemplated by this Agreement, including the execution, delivery and performance of all documents, instruments and agreements contemplated hereby.

(mm)                  “Contracts” means all contracts, agreements, instruments, leases, indentures, guarantees and commitments, whether written or oral, including, without limitation, non-competition, non-solicitation and confidentiality agreements.

(nn)                          “Conversion” is defined in Section 5.24.

(oo)                          “Converted Persons” is defined in Section 5.24.

(pp)                          “CRA” is defined in Section 3.19.

(qq)                          “Criticized Assets” is defined in Section 3.22(a).

(rr)                                “Cure Costs” means, with respect to any contract or agreement to which the Company is party, the amount required to be paid with respect to such contract or agreement to cure all monetary defaults under such contract or agreement to the extent required by Section 365(b) of the Bankruptcy Code.

(ss)                              “Disclosure Schedule” means the disclosure schedule delivered by the Company to Purchaser concurrently with execution and delivery of this Agreement.

(tt)                                “Encumbrance” means, with respect to any asset, whether or not registered or registrable or recorded or recordable, and regardless of how created or arising:  a lien, encumbrance, adverse claim, charge, execution, security interest or pledge against such asset, or a subordination to any right or claim of others in respect thereof; a claim or interest against such asset or the owner thereof; an option or other right to acquire any interest in such asset; an interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset; or any other encumbrance of whatsoever nature or kind against such asset.

(uu)                          “Encumber” means to create or permit to exist an Encumbrance.

(vv)                          “Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential non-compliance or Liability (including, without limitation, for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to (i) the presence, or release into the environment, of or exposure to, any Materials of Environmental Concern, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

(ww)                      “Environmental Laws” means all Legal Requirements and Governmental Authorizations relating to pollution or protection of human health or the environment (including, without limitation, air, surface water, ground water, land surface or subsurface strata, and natural resources) including, without limitation, Legal Requirements relating to (i) emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern, (ii) the manufacture, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, (iii) recordkeeping, notification, disclosure and reporting requirements regarding Materials of Environmental Concern, (iv) endangered or threatened species of fish, wildlife and plant and the management or use of natural resources, (v) the preservation of the environment or mitigation of adverse effects on or to human health or the environment, or (vi) emissions or control of greenhouse gases.

(xx)                          “Equity Contribution” means a capital injection into the Surviving Bank at Closing in the amount of up to Ninety Million Dollars ($90,000,000).

(yy)                          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

(zz)                            “ERISA Affiliate” with respect to an entity means any other entity that, together with such first entity, would be treated as a single employer under Section 414 of the Code.

(aaa)                   “Escrow Agreement” is defined in Section 9.15(b).

(bbb)                   “Escrowed Funds” is defined in Section 9.15(b).

(ccc)                      “Excluded Liabilities” is defined in Section 2.04.

(ddd)                   “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

(eee)                      “Federal Reserve Board” means the Board of Governors of the Federal Reserve System, or any successor thereto.

(fff)                         “final, non-appealable” (including, with correlative meaning, the term “final and non-appealable”) means, with respect to any Order or other action of a Governmental Authority, an Order or other action (a) as to which no appeal, notice of appeal, motion to amend or make additional findings of fact, motion to alter or amend judgment, motion for rehearing or motion for new trial has been timely filed or, if any of the foregoing has been timely filed, it has been disposed of in a manner that upholds and affirms the subject order in all material respects without the possibility for further appeal or rehearing thereon; and (b) as to which the time for instituting or filing an appeal, motion for rehearing or motion for new trial shall have expired, excluding any additional time periods that may begin as a result of Federal Rule 60(b).

(ggg)                                              “GAAP” shall mean generally accepted accounting principles as in effect in the United States.

(hhh)                                           “Governmental Authority” means any federal, state, municipal, county or regional government or governmental or regulatory authority, domestic or foreign, and includes any department, court, commission, bureau, board, administrative agency or regulatory body of any of the foregoing or any non-governmental regulatory body that provides standards for certification.

(iii)                                                       “Governmental Authorization” means any Consent, approval, license, registration, permit or waiver issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

(jjj)                                                    “Interim Financial Statements” means the consolidated unaudited financial statements of each of the Banks and their Subsidiaries, consisting of consolidated statements of financial condition as of June 30, 2013 and consolidated statements of operations for the six months ended June 30, 2013, included in Section 3.06 of the Disclosure Schedule.

(kkk)                                           “Indiana Bank” is defined in the recitals.

(lll)                                                       “Indiana Common Stock” is defined in Section 3.02(a).

(mmm)                               “Intermediate Parent” is defined in the introductory paragraph.

(nnn)                                           “IRS” is defined in Section 6.01(o).

(ooo)                                           “IRS Claim” is defined in Section 6.01(o).

(ppp)                                           “June 30 Balance Sheets” are defined in Section 3.06(b).

(qqq)                                           “Knowledge” of the Company, or words of similar import, including without limitation, the Company being aware of a fact or circumstance, means the actual knowledge, after reasonable inquiry, of Cristin Reid, Joe Reid, Brian English, Bruce Thomas, Robert Valdiviez, Robert Eichorst and Peter Atkinson.

(rrr)                                                    “Leased Properties” is defined in Section 3.11.

(sss)                         “Legal Requirement” means, with respect to any Person, any (i) federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute, treaty, (ii) Order or (iii) other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority, in each case, that is binding upon or applicable to such Person, as amended, unless expressly specified otherwise.

(ttt)                            “Liability” means, with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, whether or not accrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise.

(uuu)                   “Loan” is defined in Section 3.22(a).

(vvv)                   “Material Adverse Effect” means (a) any fact, effect, event, change, occurrence or circumstance that, by itself or together with other facts, effects, events, changes, occurrences or circumstances, has had or would be reasonably expected to have a material and adverse effect on (1) the business, regulatory status, assets, liabilities (including deposit liabilities), profits, financial condition or results of operations of the Banks and their Subsidiaries, taken as a whole, or the Business, taken as a whole, or (2) the ability of the Company or the Banks to timely consummate the transactions contemplated by this Agreement and fulfill its respective obligations hereunder; or (b) any other act or omission which would materially impair the ability to operate the Business in the Ordinary Course; provided, however, that none of the following shall be taken into account in determining whether there has been a “Material Adverse Effect” under (a)(1) or (b):  (i) changes after the date hereof in GAAP or regulatory accounting requirements, (ii) changes after the date hereof in laws, rules or regulations of general applicability to companies or banks in the U.S. banking industry, (iii) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies or banks in the U.S. banking industry, (iv) any outbreak or escalation of hostilities, declared or undeclared acts of war or terrorism, (v) any changes made by the Company or the Banks in the Business or other actions taken, delayed or omitted to be taken by the Company at the written request or with the prior written consent of Purchaser and (vi) with respect to the Banks, any pre-Closing restrictions or conditions imposed on any of the Banks as of the date of this Agreement pursuant to the Regulatory Agreements to which any of the Banks are a party as of the date of this Agreement and that are disclosed in Section 3.03 of the Disclosure Schedule, except, with respect to clauses (i), (ii), (iii) and (iv), to the extent that the effects of such change are disproportionately adverse to the business, assets, liabilities (including deposit liabilities), profits, condition (financial or otherwise) or results of operations of the Banks and their Subsidiaries, taken as a whole, or the Business, taken as a whole, as compared to other banks organized in the United States or any of its States.

(www)             “Material Governmental Authorization” is defined in Section 3.03(b)(ii).

(xxx)                   “Material Permit” is defined in Section 3.03(a).

(yyy)                   “Materials of Environmental Concern” means chemicals, pollutants, contaminants, toxic or hazardous substances, materials or wastes, petroleum and petroleum products, greenhouse gases, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, fungus, mold, mycotoxins or other substances having an adverse effect on human health or the environment, but specifically excluding any such substances to the extent used in de minimis quantities and to the extent strictly for household or general office purposes.

(zzz)                      “Michigan Bank” is defined in the recitals.

(aaaa)            “Michigan Common Stock” is defined in Section 3.02(a).

(bbbb)            “Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) of ERISA.

(cccc)                “New Mexico Bank” is defined in the recitals.

(dddd)            “New Mexico Common Stock” is defined in Section 3.02(a).

(eeee)                “Nevada Common Stock” is defined in Section 3.02(a).

(ffff)                    “Nevada Bank” is defined in the recitals.

(gggg)                “Notice of Sale” means a notice of the sale of the Shares and the Other Purchased Assets and the Sale Hearing.

(hhhh)            “Order” means any order, judgment, decree, decision, ruling, writ, assessment, charge, stipulation, injunction or other determination of any Governmental Authority, or any arbitration award entered into by an arbitrator, in each case having competent jurisdiction to render such.

(iiii)                            “Ordinary Course of Business” or “in the Ordinary Course” means the conduct of the Business in the same manner in all material respects as the Business was operated on the date of this Agreement, including operations consistent with past practices and in conformance with the Banks’ practices and procedures as of such date.

(jjjj)                        “Other Purchased Assets” is defined in Section 2.01.

(kkkk)            “Other Real Estate Owned” is defined in Section 3.22(a).

(llll)                            “Outside Date” is defined in Section 6.04(a).

(mmmm) “Owned Properties” is defined in Section 3.11.

(nnnn)            “Permits” means all permits, licenses, registrations, consents, authorizations, approvals, privileges, waivers, exemptions, orders, certificates, rulings, agreements and other concessions from, of or with Governmental Authorities or other regulatory bodies.

(oooo)            “Permitted Liens” means (i) liens for current Taxes and assessments not yet delinquent or as to which a Bank is diligently contesting in good faith and by appropriate proceeding either the amount thereof or the liability therefor or both and for the payment of which adequate reserves in accordance with GAAP and regulatory accounting principles have been established on the December 31 Balance Sheet; (ii) liens of landlords, carriers, mechanics, materialmen and repairmen incurred in the Ordinary Course of Business consistent with past practice for sums not yet past due, or which are being contested in good faith by appropriate proceedings and for the payment of which adequate reserves in accordance with GAAP and regulatory accounting principles have been established on the December 31 Balance Sheet, or that have been bonded over by a financially sound surety; (iii) zoning restrictions, easements, licenses and other restrictions on the use of real property or any interest therein, or minor irregularities in title thereto, which do not materially impair the use of such property or the merchantability or the value of such property or interest therein; (iv) liens encumbering the interest of the landlord the existence of which does not result in a default under the applicable real estate leases; and (v) liens on assets given to secure advances by a Federal Home Loan Bank or the Federal Reserve discount window, in each case in the Ordinary Course of Business; provided that except in the case of Permitted Liens under clause (v) above an Encumbrance in respect of a monetary obligation will not be considered a Permitted Lien if the monetary obligation could reasonably be expected to be greater than $10,000 or the aggregate monetary obligations in respect of all Encumbrances that would otherwise be Permitted Liens could reasonably be expected to exceed $100,000.

(pppp)            “Person” means an individual, legal personal representative, financial institution, corporation, limited liability company, partnership, firm, trust, trustee, syndicate, joint venture, unincorporated organization or Governmental Authority.

(qqqq)            “Post-Closing Tax Matter” is defined in Section 5.17(a).

(rrrr)                        “Pre-Closing Tax Matter” is defined in Section 5.17(a).

(ssss)                    “Pre-Closing Tax Period” is defined in Section 5.15.

(tttt)                        “Proceedings” means any actions, claims, demands, lawsuits, assessments, arbitrations, judgments, awards, decrees, orders, injunctions, prosecutions and investigations, or other proceedings.

(uuuu)            “Professionals” means those professional Persons whose employment has been authorized by a final order of the Bankruptcy Court, in the Bankruptcy Cases, pursuant to section 327(a) or section 1103 of the Bankruptcy Code.

(vvvv)            “Properties” is defined in Section 3.11.

(wwww)                            “Proprietary Rights” is defined in Section 3.17.

(xxxx)                                    “Purchaser” is defined in the introductory paragraph.

(yyyy)                                    “Purchaser Required Approvals” is defined in Section 4.02.

(zzzz)                                        “Qualified Plan” is defined in Section 3.10(b).

(aaaaa)                             “Real Estate” is defined in Section 3.11.

(bbbbb)                             “Regulatory Agreement” is defined in Section 3.03(b)(viii).

(ccccc)                                  “Sale” is defined in the recitals.

(ddddd)                             “Sale Hearing” is defined in Exhibit C.

(eeeee)                                  “Sale Motion” is defined in Section 5.09.

(fffff)                                       “Sale Order” is defined in the recitals.

(ggggg)                                  “Shares” is defined in the recitals.

(hhhhh)                             “Specified Person” means (i) any Person that has indicated an interest in, or could reasonably be expected to have an interest in, participating in any direct or indirect sale of any equity interest in, or any material portion of the assets of, the Company or the Banks or any extraordinary corporate transaction directly or indirectly involving the Company or the Banks, (ii) any Affiliate of any such Person and (iii) any director, officer, employee, agent, representative or advisor of any such Person or any of its Affiliates.

(iiiii)                                                 “Stalking-Horse Bidder Fee” is defined in Section 5.07(a).

(jjjjj)                                            “Stock Purchase Agreements” mean collectively, the Stock Purchase Agreement for Subsidiary Bank Stock dated February 15, 2013 by and among Capitol Bancorp Ltd. and each of the subsidiary banks set forth on the signature page and Jack L. DeWitt; the Stock Purchase Agreement for Subsidiary Bank Stock dated February 15, 2013 by and among Capitol Bancorp Ltd. and each of the subsidiary banks set forth on the signature page and Thomas S. Fox; the Stock Purchase Agreement for Subsidiary Bank Stock dated February 15, 2013 by and among Capitol Bancorp Ltd. and each of the subsidiary banks set forth on the signature page and Steven R. Butler; the Stock Purchase Agreement for Subsidiary Bank Stock dated February 15, 2013 by and among Capitol Bancorp Ltd. and each of the subsidiary banks set forth on the signature page and Joseph D. Reid; and the Stock Purchase Agreement for Subsidiary Bank Stock dated February 15, 2013 by and among Capitol Bancorp Ltd. and each of the subsidiary banks set forth on the signature page and Cristin K. Reid.

(kkkkk)                             “Subsidiaries” shall have the meaning given such term in Section 2(d) of the BHCA.

(lllll)                                                 “Successful Bidder” is defined in Exhibit A.

(mmmmm)         “Surviving Bank” is defined in the recitals.

(nnnnn)                             “Tax” or “Taxes” means (i) all federal, state, local and foreign taxes, charges, fees, imposts, levies or other like assessments, including, without limitation, all income, gross receipts, alternative or add-on minimum, capital, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation, recapture, real and personal property and estimated taxes, customs duties, fees, assessments and charges of any kind whatsoever, together with any interest, penalties, additions to tax or additional amounts imposed by any taxing authority, (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium tax relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) or (ii) as a result of any express or implied obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement (including but not limited to the Tax Sharing Agreements) to make any payment determined by reference to the Tax liability of a third party.

(ooooo)                             “Tax Claim Limit” is defined in Section 6.01(o).

(ppppp)                             “Tax Escrow Account” is defined in Section 6.01(o).

(qqqqq)                             “Tax Refund” means any Tax refunds from any Governmental Authority.

(rrrrr)                                            “Tax Returns” means all returns, statements, reports, documents, declarations, forms, designations, claims for refund, and other information and filings (including elections, disclosures, schedules and estimates), and any attachments, addenda or amendments thereto (whether or not a payment is required to be made with respect to any such return or other document) relating to Taxes.

(sssss)                                       “Tax Sharing Agreements” is defined in Section 3.07(e).

(ttttt)                                            “Trademarks” means the word mark SMALLER BANKS, BIGGER SERVICE which is the subject of U.S. Trademark Reg. No. 2643038, and the Rectangle/Circle Design mark which is the subject of U.S. Trademark Reg. No. 2992221.

(uuuuu)                             “Trademark Term” is defined in Section 5.23.

(vvvvv)                             “Transferred Employees” is defined in Section 5.26(a).

(wwwww)                   “Transfer Tax Returns” is defined in Section 5.18.

(xxxxx)                             “Transfer Taxes” is defined in Section 5.18.

(yyyyy)                             “Transition Services Agreement” is defined in Section 5.24.

(zzzzz)                                  “Ultimate Parent” is defined in the introductory paragraph.

(aaaaaa)                      “Unaudited Financial Statements” means the consolidated Unaudited financial statements of each of the Banks and their Subsidiaries, consisting of consolidated Unaudited statements of financial condition as of December 31, 2012, 2011 and 2010, and consolidated Unaudited statements of operations, for the years ended December 31, 2012, 2011 and 2010, included in Section 3.06 of the Disclosure Schedule.

(bbbbbb)                      “USA PATRIOT Act” is defined in Section 3.20.

Section 1.02.                                            Currency.  Except where otherwise expressly provided, all monetary amounts in this Agreement are stated and shall be paid in United States currency.

Section 1.03.                                            Governing Law.  This Agreement and the agreements contemplated hereby shall be construed and interpreted, and the rights of the parties shall be determined, in accordance with the Bankruptcy Code and the substantive laws of the State of Michigan, in each case without regard to the conflict of laws principles thereof or of any other jurisdiction.

ARTICLE 2
PURCHASE OF SHARES AND OTHER ASSETS; EQUITY CONTRIBUTION; MERGER

Section 2.01.                                            Purchase And Sale Of The Shares And Other Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, and subject to the entry of a Sale Order and payment of the Cash Purchase Price, (a) Intermediate Parent agrees to (and Ultimate Parent agrees cause Intermediate Parent to) sell, assign and transfer to Purchaser, free and clear of all Encumbrances, and Purchaser agrees to purchase from Intermediate Parent, on the Closing Date, effective as of and from the Closing, all of the Shares and (b) Ultimate Parent agrees to (or to cause its applicable Affiliates to) sell, assign and transfer to, at Purchaser’s election, the Surviving Bank, Purchaser or such Affiliate of Purchaser as Purchaser may designate, free and clear of all Encumbrances, (i) all of the Assumed Bank Related Contracts; (ii) all right, title and interest of the Company to any proceeds received or to be received after December 31, 2012 related to any Assumed Bank Related Contract, including any such proceeds from any insurance claims to the extent (but, in the case of insurance claims, only to the extent) related to the Banks or their Subsidiaries or the Business; (iii) all of the domain names, trademarks and service marks registered to the Company set forth in Section 3.17 of the Disclosure Schedule except for those marks covered by the license provided in Section 5.23 of this Agreement or otherwise marked with *** on Section 3.17 of the Disclosure Schedule; (iv) those assets of the Company set forth on Schedule 2.01 attached hereto (the assets identified in clauses (i), (ii), (iii) and (iv) collectively, the “Other Purchased Assets”).

Section 2.02.                                            Consideration.  The amount payable for the Shares and the Other Purchased Assets will be (i) Four Million Dollars ($4,000,000) (the “Cash Purchase Price”), which shall, subject to the terms and conditions hereof, be payable, as set forth in Section 2.03 below, at Closing, plus (ii) the Cure Costs for Assumed Bank Related Contracts, and (iii) the Equity Contribution.  Concurrently with the Closing, Purchaser shall assume the Assumed Contract Liabilities.

Section 2.03.                                            Payments.  On the Closing Date, Purchaser shall (i) pay the Cash Purchase Price less the amount of the Tax Escrow Amount, if any, to the Intermediate Parent by wire transfer to an account designated by the Ultimate Parent in writing at least two (2) Business Days prior to the Closing Date (ii) effect the Equity Contribution, and (iii) pay any Cure Costs due to a non-debtor counterparty to each of the Assumed Bank Related Contracts.

Section 2.04.                                            Excluded Liabilities.  Notwithstanding anything in this Agreement to the contrary, neither Purchaser, Surviving Bank, nor any Affiliate of the foregoing shall assume, and shall not be deemed to have assumed, or be bound by any duties, responsibilities, obligations or liabilities, of Company or any of its Affiliates (other than the Banks and their Subsidiaries) of any kind or nature, known, unknown, contingent or otherwise, whether direct or indirect, matured or unmatured, other than the Assumed Contract Liabilities (collectively, the “Excluded Liabilities”).

Section 2.05.                                            Bank Merger.  Concurrently with or as soon as practicable after the execution and delivery of this Agreement, the Banks will enter into the Bank Merger Agreement to effect the Bank Merger, in form and substance reasonably acceptable to Purchaser.  The Parties intend that the Bank Merger will become effective simultaneously with or immediately prior to the Closing.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in a corresponding section or subsection, as applicable, of the Disclosure Schedule, each of Ultimate Parent and Intermediate Parent hereby makes the following representations and warranties to Purchaser as of the date hereof and as of the Closing Date.  The inclusion of an item in the Disclosure Schedule shall not be deemed an admission by the Company or the Banks that such item represents a material fact, event, or circumstance or has had or would be reasonably expected to have a Material Adverse Effect. Disclosure in any section of the Disclosure Schedule shall apply only to such section of such Disclosure Schedule, except to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is relevant to another section of such Disclosure Schedule.

Section 3.01.                                            Corporate Status And Authority; Non-contravention.

(a)                                 Status of the Ultimate Parent.  The Ultimate Parent is duly organized, validly existing and in good standing under the laws of the State of Michigan and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner in which its business is now being conducted.  The Ultimate Parent is duly registered as a bank holding company under the BHCA.  The Ultimate Parent is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(b)                                 Status of the Intermediate Parent.  The Intermediate Parent is duly organized, validly existing and in good standing under the laws of the State of Michigan and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct its business in the manner in which its business is now being conducted.  The Intermediate Parent is duly registered as a bank holding company under the BHCA.  The Intermediate Parent is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect.

(c)                                  Status of Indiana Bank.  Indiana Bank is an indirect, wholly owned Subsidiary of the Ultimate Parent and a direct, wholly owned Subsidiary of the Intermediate Parent, and Indiana Bank is duly organized, validly existing and in good standing under the laws of the state of Indiana, is authorized under the laws of Indiana to engage in the Business and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct the Business in the manner in which the Business is now being conducted.  Indiana Bank is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.  Indiana Bank is an Indiana state-charted bank which is duly licensed by the State of Indiana Department of Financial Institutions to engage in commercial banking.  Indiana Bank conducts operations only in Indiana.  The FDIC has not been appointed receiver of Indiana Bank.  Complete and correct copies of the Charter Documents of Indiana Bank, as currently in effect, have prior to the date hereof been delivered to Purchaser.

(d)                                 Status of Michigan Bank.  Michigan Bank is an indirect, wholly owned Subsidiary of the Ultimate Parent and a direct, wholly owned Subsidiary of the Intermediate Parent, and the Michigan Bank is duly organized, validly existing and in good standing under the laws of the state of Michigan, is authorized under the laws of Michigan to engage in the Business and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct the Business in the manner in which the Business is now being conducted.  Michigan Bank is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.  Michigan Bank is a Michigan state-chartered bank which is duly licensed by the State of Michigan Department of Insurance and Financial Regulation to engage in commercial banking.  Michigan Bank conducts operations only in Michigan.  The FDIC has not been appointed receiver of Michigan Bank.  Complete and correct copies of the Charter Documents of Michigan Bank, as currently in effect, have prior to the date hereof been delivered to Purchaser.

(e)                                  Status of Nevada Bank.  Nevada Bank is an indirect, wholly owned Subsidiary of the Ultimate Parent and a direct, wholly owned Subsidiary of the Intermediate Parent, and Nevada Bank is duly organized, validly existing and in good standing under the laws of the state of Nevada, is authorized under the laws of Nevada to engage in the Business and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct the Business in the manner in which the Business is now being conducted.  Nevada Bank is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.  Nevada Bank is a Nevada state-chartered bank which is duly licensed by the State of Nevada Financial Institutions Division to engage in commercial banking.  Nevada Bank conducts operations only in Nevada.  The FDIC has not been appointed receiver of Nevada Bank.  Complete and correct copies of the Charter Documents of Nevada Bank, as currently in effect, have prior to the date hereof been delivered to Purchaser.

(f)                                   Status of New Mexico.  New Mexico Bank is an indirect, wholly owned Subsidiary of the Ultimate Parent and a direct, wholly owned Subsidiary of the Intermediate Parent, and New Mexico Bank is duly organized, validly existing and in good standing under the laws of the state of New Mexico, is authorized under the laws of New Mexico to engage in the Business and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct the Business in the manner in which the Business is now being conducted.  New Mexico Bank is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.  New Mexico Bank is a New Mexico state-chartered bank which is duly licensed by the State of New Mexico Financial Institutions Division to engage in commercial banking.  New Mexico Bank conducts operations only in New Mexico.  The FDIC has not been appointed receiver of New Mexico Bank.  Complete and correct copies of the Charter Documents of New Mexico Bank, as currently in effect, have prior to the date hereof been delivered to Purchaser.

(g)                                  Status of the Banks’ Subsidiaries.  Each Bank Subsidiary is a direct, wholly owned Subsidiary of the applicable Bank, is duly organized, validly existing and in good standing under the laws of the state set forth on Section 3.01(g) of the Disclosure Schedule, is authorized under the laws of such state to engage in the Business that the Bank Subsidiary conducts and otherwise has the corporate power and authority to own or lease all of its properties and assets and to conduct the Business that the Bank Subsidiary conducts in the manner in which the Business that the Bank Subsidiary conducts is now being conducted.  Each Bank Subsidiary is duly qualified to do business and is in good standing in each jurisdiction in which its ownership of properties or conduct of business requires such qualification except where failure to be so qualified has not had and would not reasonably be expected to have a Material Adverse Effect.

(h)                                 Due Authorization.  (i) The Company has full legal right, corporate power and authority to enter into this Agreement and, subject to the Sale Order, to carry out its obligations hereunder and thereunder; and (ii) the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Company pursuant to this Agreement and, subject to the Sale Order, the completion and performance of the Contemplated Transactions have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and all documents, instruments and agreements required to be executed and delivered by the Company pursuant to this Agreement have been duly executed and delivered by the Company and, subject to the Sale Order, constitute a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with their respective terms.  No other corporate proceedings, including any stockholder approvals, are necessary for the execution and delivery by the Company of this Agreement, the performance by it or of its obligation hereunder or the consummation by it of the Contemplated Transactions.

(i)                                     Non-contravention.  None of the execution and delivery of this Agreement, the completion and performance of the Contemplated Transactions (subject to the Sale Order), or compliance by the Company with any of the provisions hereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or result in the loss of any benefit or creation of any right on the part of any third party under, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of any Encumbrance upon any of the material properties or assets of the Company, the Banks or any other Subsidiaries of the Company or the Banks, under any of the terms, conditions or provisions of (A) the Charter Documents of the Company, the Banks or any other Subsidiaries of the Company or the Banks, or (B) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company, the Banks or any other Subsidiaries of the Company or the Banks are a party or by which they may be bound, or to which the Company, the Bansk or any other Subsidiaries of the Company or the Banks or any of the properties or assets of the Company, the Banks or any other Subsidiaries of the Company or the Banks may be subject, or (ii) assuming Purchaser Required Approvals and Bank Required Approvals are duly obtained, violate in any respect any Legal Requirement or any Order applicable to the Company, the Banks or any other Subsidiaries of the Company or the Banks or any of their respective properties or assets.

(j)                                    At the Closing, the Intermediate Parent will transfer and deliver good and marketable title to the Shares to Purchaser and the Ultimate Parent will transfer and deliver good and marketable title to the Other Purchased Assets to the Surviving Bank, Purchaser or such Affiliate of Purchaser as Purchaser may designate, in each case, free and clear of any Encumbrances.

Section 3.02.                                            Capitalization Of The Banks.

(a)                                 Ownership.  The authorized capital stock of the Indiana Bank consists of One Million (1,000,000) shares of common stock, $6.00 par value per share (the “Indiana Common Stock”), of which Five Hundred Fourteen Thousand Nine Hundred Sixty-Two (514,962) shares of Common Stock are outstanding.  The authorized capital stock of the Michigan Bank consists of Three Hundred Seventy-Five Thousand (375,000) shares of common stock, $5.00 par value per share (the “Michigan Common Stock”), of which Three Hundred Seventy-Five Thousand (375,000) shares of Common Stock are outstanding.  The authorized capital stock of the Nevada Bank consists of One Million (1,000,000) shares of common stock, $6.00 par value per share (the “Nevada Common Stock”), of which Seven Hundred Sixteen Thousand Five Hundred One (716,501) shares of Common Stock are outstanding.  The authorized capital stock of the New Mexico Bank consists of Five Hundred Thousand (500,000) shares of common stock, $5.00 par value per share (the “New Mexico Common Stock”), of which Four Hundred Forty-Five Thousand Forty-Nine (445,049) shares of Common Stock are outstanding.  The Indiana Common Stock, Michigan Common Stock, Nevada Common Stock and New Mexico Common Stock are collectively referred to herein as the “Common Stock”).  No other shares of capital stock of the Banks are issued or outstanding.  All of the outstanding shares of Common Stock are directly and beneficially owned and held by Intermediate Parent and have been duly authorized and validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof, have been issued in full compliance with all federal and state securities laws and other Legal Requirements, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and are free and clear of all Encumbrances.

(b)                                 Outstanding Stock Rights.  Except as set forth in Section 3.02(b) of the Disclosure Schedule, there are no (i) outstanding preemptive rights, subscriptions, options, calls, units, warrants or other rights of any kind or nature to acquire or which relate to any securities of the Banks or their Subsidiaries; (ii) outstanding securities, instruments or obligations that are or may become convertible into or exchangeable or exercisable for any securities of the Banks or their Subsidiaries; (iii) Contracts under which the Company or any of its Subsidiaries or the Banks and their Subsidiaries are or may become obligated to sell, issue or otherwise dispose of or redeem, purchase or otherwise acquire any securities of the Banks or their Subsidiaries; (iv) shareholder agreements, voting trusts or other agreements, arrangements or understandings to which the Company or any of its Subsidiaries or the Banks and their Subsidiaries is a party or of which the Company is aware, that may affect the exercise of voting or any other rights with respect to the capital stock of the Banks or their Subsidiaries; or (v) outstanding bonds, debentures, notes or other indebtedness having the right to vote on any matters on which the shareholder of the Banks or their Subsidiaries may vote.

(c)                                  Banks’ Subsidiaries.  Other than the Subsidiaries set forth in Section 3.01(c) of the Disclosure Schedule, the Banks do not have any Subsidiaries or own any equity interests in any other Person.  The authorized capital stock of the Banks’ Subsidiaries and the number of shares outstanding is set forth in Section 3.02(c) of the Disclosure Schedule.  No other shares of capital stock of the Banks’ Subsidiaries are issued or outstanding except as set forth thereon.  All of the outstanding shares of the Banks’ Subsidiaries are directly and beneficially owned and held by the Bank and have been duly authorized and validly issued, are fully paid and nonassessable with no personal liability attaching to the ownership thereof, have been issued in full compliance with all federal and state securities laws and other Legal Requirements, were not issued in violation of or subject to any preemptive rights or other rights to subscribe for or purchase securities, and are free and clear of all Encumbrances.

(d)                                 Ownership of Assets.  Neither the Company nor any of its Subsidiaries (other than the Banks and their Subsidiaries) (i) owns or has any right to use any asset or property (whether real, personal, tangible, intangible or otherwise) used in or held for use in, or related to, the Business or (ii) other than the Bank Related Contracts, is a party to any Contract relating to the Business.  Except as disclosed on Section 3.02(d) of the Disclosure Schedule, no Subsidiary of the Company (other than the Banks or their Subsidiaries) has or owns any interest in any Tax Refund (or any proceeds of any Tax Refund received or to be received after June 30, 2013) or any proceeds received or to be received after June 30, 2013 related to any Assumed Bank Related Contract (including any proceeds from any insurance claim to the extent related to the Banks or their Subsidiaries or the Business).  Notwithstanding the above, the Company shall assign to the Purchaser those tax assets identified in Section 2.01.  Through the acquisition of the Shares and the Other Purchase Assets, Purchaser will acquire all of the rights, property and assets necessary for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing.

Section 3.03.                                            Business Operations.

(a)                                 Permits.  The Banks and their Subsidiaries hold all Permits material to the Business (including without limitation all Permits required from the FDIC and the applicable state regulators, in connection with the Business) (each, a “Material Permit”).  All of the Material Permits are validly issued, are in full force and effect and are being and have been complied with by the Banks and their Subsidiaries in all material respects.  No notice of breach or default in respect of any Material Permit has been received by the Banks and their Subsidiaries and there are no proceedings in progress, pending or threatened which would reasonably be expected to result in the cancellation, revocation, suspension or adverse alteration of any of them, and the Company is not aware of any existing matters or state of facts which is reasonably likely to give rise to any such notice or proceeding.

(b)                                 Governmental Authorizations.

(i)                                     Subject to entry of the Sale Order, and except for the filing of applications and notices with, and the receipt of consents, authorizations, approvals, exemptions or non-objections from, as applicable, the Governmental Authorities set forth in Section 3.03(b) of the Disclosure Schedule (including the transfer of the Bank Transferred Assets and the receipt of the waiver of liability from the FDIC regarding any potential cross-guarantee liability relating to any failure of any Affiliate of the Company) (the “Bank Required Approvals”)  , no consents or approvals of or filings or registrations with any Governmental Authority are necessary on the part of the Company or its Affiliates in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company and the Banks of the Contemplated Transactions.  As of the date of this Agreement, the Company knows of no reason relating specifically to Company and its Affiliates why any of the Bank Required Approvals will not be obtained or that any of the Bank Required Approvals will not be granted without imposition of a Burdensome Condition.

(ii)                                  Each Governmental Authorization that is held by the Banks or their Subsidiaries or that otherwise relates to the Business is valid and in full force and effect.

(iii)                               The Banks and their Subsidiaries are in compliance with all of the terms and requirements of each Governmental Authorization applicable to it that is material to the Business (a “Material Governmental Authorization”).

(iv)                              No event has occurred or circumstance exists that would or would reasonably be expected to (with or without notice or lapse of time or both) (A) constitute or result directly or indirectly in a material violation of or a failure to comply with any term or requirement of any Material Governmental Authorization, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, or would otherwise impair in any way, any Material Governmental Authorization.

(v)                                 Neither the Company nor the Banks (nor their Subsidiaries) has received any notice or other communication from any Governmental Authority regarding (A) any actual, alleged, possible or potential violation of or failure to comply with any term or requirement of any Material Governmental Authorization or (B) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination of or modification to any Material Governmental Authorization.

(vi)                              All applications required to have been filed for the renewal of the Material Governmental Authorizations have been duly filed on a timely basis with the appropriate Governmental Authorities, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authority, except as has not had and would not reasonably be expected to be material.

(vii)                           There is no authorization, license, approval, consent, order or any other action of, or any registration, declaration, filing or notice with or to any Governmental Authority or court that is required for the execution or delivery by the Company of this Agreement  or the validity or enforceability of this Agreement against the Company, and, subject to the Sale Order and the receipt of Purchaser Required Approvals and Bank Required Approvals, the completion or performance by the Company of any of the Contemplated Transactions.

(viii)                        Except as set forth in Section 3.03(b)(viii) of the Disclosure Schedule, the Banks and their Subsidiaries are not subject to any cease-and-desist or other similar order or enforcement action issued by, nor is any of them a party to any written agreement, consent agreement or memorandum of understanding with, or a party to any commitment letter, troubled condition letter, supervisory letter or similar undertaking to, or subject to any capital directive by, or adopted any board resolutions at the request of, any Governmental Authority (each item in this sentence, whether or not set forth in the Disclosure Schedule, a “Regulatory Agreement”), nor has the Banks or their Subsidiaries been notified since January 1, 2011 by any Governmental Authority that it is considering issuing, initiating, ordering, or requesting any such Regulatory Agreement.  Except as set forth in Section 3.03(b)(viii) of the Disclosure Schedule, the Banks and their Subsidiaries are in compliance in all material respects with each Regulatory Agreement to which either of them is a party or subject, and neither the Banks nor their Subsidiaries has received any notice from any Governmental Authority indicating that the Bank or their Subsidiaries is not in compliance in any material respect with any such Regulatory Agreement.

(ix)                              Except for normal examinations of general application conducted by a Governmental Authority in the Ordinary Course of the Business, no Governmental Authority has initiated any Proceeding into the Business or operations of the Banks or their Subsidiaries since January 1, 2011  The most recent regulatory examination of Indiana Bank and its Subsidiaries was an FDIC visitation examination conducted by the FDIC, commenced on or about June 10 and ended on or about June 28.  No Report of Examination other than a status report was received with respect to such examination.  The most recent regulatory examination of Michigan Bank and its Subsidiaries was an FDIC visitation examination conducted by the FDIC, commenced on or about September 30, 2013 and is in progress as of the date hereof.  No Report of Examination other than a status report was received with respect to such examination.  The most recent regulatory examination of Nevada Bank and its Subsidiaries was an FDIC visitation examination conducted by the FDIC, commenced on or about April 12, 2013 and ended on or about April 26, 2013  The most recent regulatory examination of New Mexico Bank and its Subsidiaries was an FDIC visitation examination conducted by the FDIC, commenced on or about June 24, 2013 and ended on or about July 12, 2013.

(x)                                 Other than a safety and soundness exam scheduled for Nevada Bank on October 14, 2013, as of the date of this Agreement, no regulatory examination of the Banks or their Subsidiaries is under way, and, to the Company’s Knowledge, no other report of examination is pending.

(c)                                  Compliance with Law.  Neither the Company nor any of its Subsidiaries is in material violation of, or has materially violated since January 1, 2011, and to the Knowledge of the Company neither the Company nor any of its Subsidiaries is under investigation with respect to or has been since January 1, 2011 threatened to be charged with or given notice of any material violation of, any Legal Requirement.

Section 3.04.                                            Regulatory Reports.

(a)                                 Company’s Reports.  The Company has filed or furnished, as applicable, on a timely basis, all forms, filings, registrations, submissions, statements, certifications, reports and documents required to be filed or furnished by it with any Governmental Authority, including any and all federal and state banking authorities, since January 1, 2011 (including any amendments thereto, the “Company’s Reports”).  Each of the Company’s Reports, at the time of its filing or being furnished, complied as to form in all material respects with all Legal Requirements applicable to the Company’s Reports.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), the Company’s Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

(b)                                 Banks’ Reports.  The Banks and their Subsidiaries have duly filed with the FDIC, the State of Michigan Department of Insurance and Financial Regulation, the State of Indiana Department of Financial Institutions, the State of Nevada Financial Institutions Division, and the State of New Mexico Financial Institutions Division, as applicable, and any other applicable Governmental Authorities, as the case may be, in correct form in all material respects the reports, returns and filing information data required to be filed under any applicable Legal Requirement, including any and all federal and state banking authorities, and such reports were complete and accurate in all material respects and in compliance in all material respects with the requirements of any applicable Legal Requirement.  As of their respective dates (or, if amended prior to the date hereof, as of the date of such amendment), such reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading.

Section 3.05.                                            Deposits.  All of the deposits held by the Banks (including the records and documentation pertaining to such deposits) have been established and are held in compliance in all material respects with (i) all applicable policies, practices and procedures of the Banks, and (ii) all applicable Legal Requirements, including anti-money laundering, anti-terrorism, or embargoed persons requirements.  All of the deposit accounts of the Banks are insured to the maximum limit set by the FDIC and any premiums and assessments required to be paid in connection therewith have been fully paid, and no proceedings for the termination or revocation of such insurance are pending, or, to the Knowledge of the Company, threatened.

Section 3.06.                                            Financial Matters.

(a)                                 Banks’ Financial Statements.  The Company has prior to the date hereof provided to Purchaser the Unaudited Financial Statements and the Interim Financial Statements.  The Unaudited Financial Statements and the Interim Financial Statements (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied and (iii) fairly present in all material respects the consolidated financial position of the Banks and their Subsidiaries as of the respective dates set forth therein and their consolidated results of operations, for the respective periods set forth therein, subject, in the case of the Interim Financial Statements, to normal year-end adjustments (none of which will be material).  The consolidated financial statements of the Banks and their Subsidiaries to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied subject, in the case of the Interim Financial Statements, to normal year-end adjustments (none of which will be material) and (C) will fairly present in all material respects the consolidated financial position of the Banks and their Subsidiaries as of the respective dates set forth therein and their consolidated results of operations for the respective periods set forth therein, subject, in the case of the interim period financial statements, to normal year-end adjustments (none of which will be material).

(b)                                 Call Reports.  The Company has prior to the date hereof provided to Purchaser true and complete copies of the Call Reports of the Banks for the period ended June 30, 2013.  The financial statements contained in such Call Reports (i) are true, accurate and complete in all material respects, (ii) have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (iii) fairly present in all material respects the consolidated financial position of the Banks and their Subsidiaries as of the respective dates set forth therein and their consolidated results of operations and stockholders’ equity for the respective periods set forth therein, subject, in the case of the interim period financial statements, to normal year-end adjustments (none of which will be material).  The balance sheets dated June 30, 2013, included in the June 30, 2013 Call Reports are referred to as the “June 30 Balance Sheets.”  The financial statements contained in the Call Reports of the Banks to be prepared after the date of this Agreement and prior to the Closing (A) will be true, accurate and complete in all material respects, (B) will have been prepared in accordance with GAAP and regulatory accounting principles consistently applied, except as may be otherwise indicated in the notes thereto and except for the omission of footnotes, and (C) will fairly present in all material respects the consolidated financial position of the Banks and their Subsidiaries as of the respective dates set forth therein and their consolidated results of operations and stockholders’ equity for the respective periods set forth therein, subject, in the case of the interim period financial statements, to normal year-end adjustments (none of which will be material).

(c)                                  Systems and Processes.  The Banks and their Subsidiaries have in place sufficient systems and processes that are customary for banks of the size and risk profile of the Banks and that (x) provide reasonable assurances regarding the reliability of the Banks’ and their Subsidiaries’ financial statements and (y) in a timely manner accumulate and communicate to the Banks’ and their Subsidiaries’ principal executive officer and principal financial officer the type of information that would be required to be disclosed in the Banks’ and their Subsidiaries’ financial statements.  Neither the Banks or their Subsidiaries nor, to the Company’s Knowledge, any employee, auditor, accountant or representative of the Banks or their Subsidiaries has received or otherwise had or obtained Knowledge of any complaint, allegation, assertion or claim, whether written or oral, regarding the adequacy of such systems and processes or the accuracy or integrity of the Banks’ or their Subsidiaries’ financial statements.  To the Company’s Knowledge, there has been no instance of fraud by the Banks or their Subsidiaries, whether or not material, that occurred during any period since January 1, 2011.

(d)                                 Auditor Independence.  Since January 1, 2011, the Company’s and the Banks’ external auditor was independent of the Company and the Banks and their management.  As of the date hereof, the Company’s and the Banks’ external auditor has not resigned or been dismissed as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(e)                                  Books and Records and Internal Controls.

(i)             The Books and Records have been and are being maintained in the Ordinary Course of Business in accordance and compliance with all applicable accounting requirements and Legal Requirements and are complete in all material respects to reflect action and activities by the Banks and their Subsidiaries.  Neither the Company nor the Banks nor any of their Subsidiaries have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K of the Securities Act of 1933, as amended.

(ii)          The records, systems, controls, data and information of the Banks and their Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the ownership and control of the Banks and their Subsidiaries or any of their accountants (including all means of access thereto and therefrom) in all material respects.  The Banks and their Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (A) transactions are executed in accordance with its management’s general or specific authorizations and (B) transactions are recorded in conformity with GAAP consistently applied and all Legal Requirements.  Since January 1, 2011, none of the Banks, their Subsidiaries or, to the Company’s Knowledge, any director, senior executive officer, auditor independent accountant of the Company, the Banks or their Subsidiaries, has received written notice or otherwise obtained knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of the Banks and their Subsidiaries or their respective internal accounting controls.

(f)                                   Liabilities.  Neither the Banks nor their Subsidiaries has any Liability, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, except:  (i) Liabilities to the extent reflected in or provided for on the June 30 Balance Sheets; (ii) Liabilities incurred in the Ordinary Course of Business since June 30, 2013 that are not, individually or in the aggregate, material to the Bank; (iii) Liabilities disclosed in Section 3.06(f) the Disclosure Schedule; and (iv) Liabilities arising from this Agreement.

Section 3.07.                                            Tax Matters.

(a)                                 Except as set forth in Section 3.07(a) of the Disclosure Schedule, each of the Banks and their Subsidiaries (or the Company on behalf of the Banks or their Subsidiaries) has filed all federal income Tax Returns and all other material Tax Returns required to be filed by it.  All such Tax Returns were true, correct and complete in all material respects and accurately reflected in all material respects the taxable income (or other measure of Tax) of the Banks and their Subsidiaries.

(b)                                 Except as set forth in Section 3.07(b) of the Disclosure Schedule, each of the Company, the Banks and their Subsidiaries (or the Company on behalf of the Banks or their Subsidiaries) has paid all material Taxes required to be paid by the Banks, their Subsidiaries or the consolidated, combined, affiliated, unitary or other tax group including the Company, the Banks and their Subsidiaries whether or not shown on any Tax Return.  The Banks and their Subsidiaries have established reserves in accordance with GAAP that are adequate for the payment of all Taxes not yet due and payable with respect to the assets and operations of the Banks and their Subsidiaries.

(c)                                  Each of the Banks and their Subsidiaries (or the Company on behalf of the Banks or their Subsidiaries) has withheld and paid to the appropriate taxing authority all material Taxes required to be withheld and paid, including in connection with any amounts owing to any employee, independent contractor, creditor, stockholder or other third party and all Forms W-2 and 1099 and any other forms required with respect thereto have been properly completed and timely filed.

(d)                                 Except as set forth in Section 3.07(d) of the Disclosure Schedule, none of the Company, the Banks or their Subsidiaries has received from any taxing authority written notice of, and, to the Knowledge of the Company, there is not threatened, any audit, claim, action, suit, request for information, ruling, determination, investigation or administrative or judicial proceeding that is pending or being conducted with respect to Taxes of the Banks or their Subsidiaries.  None of the Company, the Banks or their Subsidiaries has received from any taxing authority (including in jurisdictions in which the Banks or their Subsidiaries has not filed Tax Returns) written notice of, and, to the Knowledge of the Company, there is not threatened, any proposed assessment, adjustment or deficiency for any amount of Taxes proposed, asserted, or assessed against the Banks or their Subsidiaries.

(e)                                  Neither the Banks nor their Subsidiaries is a party to or bound by any Tax sharing, allocation or indemnification agreement or similar agreement or arrangement other than (i) the Amended and Restated Federal Income and State Tax Sharing Agreement, effective December 1, 2005 by and between Ultimate Parent and Nevada Bank; (ii) the Amended and Restated Federal Income and State Tax Sharing Agreement, effective December 1, 2003 by and between Ultimate Parent and Indiana Bank; (iii) the Amended and Restated Federal Income and State Tax Sharing Agreement, effective April 6, 2000 by and between Ultimate Parent and New Mexico Bank, and (iv) the Amended and Restated Federal Income and State Tax Sharing Agreement, effective March 31, 2009, by and between Intermediate Parent and Michigan Bank ((i)-(iv) collectively, the “Tax Sharing Agreements”).

(f)                                   Neither the Banks nor their Subsidiaries has, in the past seven years or, to the Knowledge of the Company, in prior years, constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(g)                                  Neither the Banks nor their Subsidiaries will be required, for income Tax purposes for any taxable period ending after the Closing Date, to include in its taxable income any item of income or gain or to exclude from its taxable income any item of deduction or loss as a result of any (i) change in method of accounting under Section 481(c) of the Code (or any corresponding or similar provision of state, local or foreign law) for a taxable period ending on or prior to the Closing Date, (ii) closing agreement under Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition occurring on or prior to the Closing Date, or (iv) prepaid amount received on or prior to the Closing Date.

(h)                                 There are no liens or encumbrances for Taxes on any of the assets of the Banks or their Subsidiaries other than liens or encumbrances for Taxes not yet due and payable and Permitted Liens.

(i)                                     No written claim has been received in the last six years by the Company, the Banks or their Subsidiaries from a taxing authority in a jurisdiction where the Banks or their Subsidiaries does not file Tax Returns that the Banks or their Subsidiaries is or may be subject to taxation by that jurisdiction or should have been included in a combined, consolidated, affiliated, unitary or other group Tax Return of that jurisdiction.

(j)                                    Neither the Banks nor their Subsidiaries has engaged in any “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4(b).

(k)                                 Except as set forth in Section 3.07(k) of the Disclosure Schedule, neither the Banks nor their Subsidiaries is subject to an annual limitation under Section 382 of the Code on the utilization of built-in losses or pre-change loss or credit carryforwards.

Section 3.08.                                            Litigation And Claims.  There are no current, pending or, to the Knowledge of the Company, threatened Proceedings against or relating to the Banks or their Subsidiaries or the Business or any of the Contemplated Transactions, or that could otherwise materially interfere with or delay any of the Contemplated Transactions.  There is no material

Order or regulatory restriction imposed upon or relating to the Banks or their Subsidiaries or the Business or any of the Contemplated Transactions, or that could otherwise materially interfere with or delay any of the Contemplated Transactions.

Section 3.09.                          Employees.  Section 3.09 of the Disclosure Schedule sets forth, for each officer of the Banks and each employee of the Banks whose total compensation equals or exceeds $50,000, such employee’s name, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the nature of the leave and the expected return date), annual salary or wage rate, most recent annual bonus received and current annual bonus opportunity.  Five days prior to the Closing Date, the Company will provide Purchaser with a revised version of Section 3.09 of the Disclosure Schedule, updated as of such date.  Except as set forth on Section 3.09 of the Disclosure Schedule, no (i) officer of the Banks or (ii) other key employee of the Banks whose total compensation equals or exceeds $50,000, has indicated to the Company or the Banks or any of their Subsidiaries that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise within one year after the Closing Date.

Section 3.10.                                            Employee Benefit Plans; Labor.

(a)                                 Section 3.10(a) of the Disclosure Schedule sets forth a complete and correct list of each Benefit Arrangement.  The Company has prior to the date hereof provided to Purchaser correct and complete copies of (i) each Benefit Arrangement, including all amendments thereto (or, in the case of any such Benefit Arrangement that is unwritten, descriptions thereof), (ii) the most recent annual reports on Form 5500 filed with the Internal Revenue Service with respect to each Benefit Arrangement (if any such report was required), (iii) the most recent summary plan description for each Benefit Arrangement for which such summary plan description is required and (iv) each trust agreement and insurance or group annuity contract relating to any Benefit Arrangement.

(b)                                 Each Benefit Arrangement that is intended to be tax qualified under Section 401(a) of the Code (each, a “Qualified Plan”) and each trust established in connection with any Qualified Plan which is intended to be tax exempt under Section 501(a) of the Code is tax qualified or tax exempt, as applicable, and the Banks have received a determination letter or an opinion letter from the Internal Revenue Service upon which they may rely regarding each such Qualified Plan’s qualified status under the Code, and (ii) no event has occurred since the date of the most recent determination letter or application relating to any such Qualified Plan that would adversely affect the qualification of such Qualified Plan.  The Company has prior to the date hereof provided to Purchaser a correct and complete copy of the most recent determination letter or opinion letter received with respect to each Qualified Plan, as well as a correct and complete copy of each pending application for a determination letter, if any.

(c)                                  Each Benefit Arrangement has been administered in all material respects in accordance with its terms and in compliance with the applicable provisions of ERISA, the Code, all other Legal Requirements and the terms of all applicable collective bargaining agreements (if any).  No events have occurred with respect to any Benefit Arrangement that could result in payment or assessment by or against the Banks or their Subsidiaries of any excise taxes under Section 4972, 4975, 4976, 4977, 4979, 4980B, 4980D, 4980E or 5000 of the Code.  There are no

investigations by any Governmental Authority, termination proceedings or other claims (except routine claims for benefits payable under the Benefit Arrangements) or Proceedings against or involving any Benefit Arrangement.

(d)                                 Neither the Company nor the Banks (or their Subsidiaries) has any obligation to gross up, indemnify or otherwise reimburse any current or former employee of the Banks or their Subsidiaries for any tax incurred by any such employee, including, without limitation, under Section 409A or 4999 of the Code.  No Benefit Arrangement, individually or collectively, would reasonably be expected to result in the payment of any amount that would not be deductible under Section 280G of the Code.

(e)                                  No Benefit Arrangement is subject to Title IV or Section 302 of ERISA or Section 412 of the Code.  No direct, contingent or secondary liability to any Person has been incurred or could reasonably be expected to be incurred by the Banks or their ERISA Affiliates under Title IV of ERISA.

(f)                                   Except as set forth in Section 3.10(f) of the Disclosure Schedule, neither the Banks nor any their ERISA Affiliates contributes to, or has within the preceding six years, contributed to, any Multiemployer Plan.  Neither the Banks nor any of their ERISA Affiliates have, within the preceding six years, withdrawn in a complete or partial withdrawal from any Multiemployer Plan or incurred any liability under Section 4204 of ERISA that has not been satisfied in full.

(g)                                  The Banks and their Subsidiaries have no obligation to provide medical, dental or life insurance benefits (whether or not insured) to any employees or former employees of the Banks or their Subsidiaries after retirement or other termination of service (other than coverage mandated by COBRA.

(h)                                 There are no collective bargaining agreements binding on the Banks or their Subsidiaries; none of the employees of the Banks or their Subsidiaries is represented by a labor union, and to the Knowledge of the Company, there is no, and has been no, (i) organizational effort made or threatened by or on behalf of any labor organization or trade union to organize any employees of the Banks or their Subsidiaries, and (ii) no demand for recognition of any employees of the Banks or their Subsidiaries has been made by or on behalf of any labor organization or trade unions.

(i)                                     There are no, and there have not been any, strikes, work stoppages, work slowdowns or lockouts pending or to the Knowledge of the Company, contemplated or threatened against or involving the Banks or their Subsidiaries.

(j)                                    The Company and the Banks are in compliance, in all material respects, with all applicable Legal Requirements respecting employment and employment practices, including those relating to labor management relations, wages, hours, overtime, employee classification, discrimination, sexual harassment, civil rights, affirmative action, work authorization, immigration, safety and health, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of Taxes.

(k)                                 There are no Proceedings pending or, to the Knowledge of the Company, threatened against or affecting the Banks or their Subsidiaries, relating to the alleged material violation of any applicable Legal Requirement pertaining to labor relations or employment matters.

(l)                                     Except as set forth in Section 3.10(l) of the Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any current or former employee, consultant or independent contractor of the Banks or their Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any material payment or funding (through a grantor trust or otherwise) of compensation or benefits under, materially increase the amount payable or trigger any other material obligation pursuant to, any Benefit Arrangement.

(m)                             There has been no amendment to, written interpretation of or announcement (whether or not written) by the Company, the Banks or the Banks’ Subsidiaries relating to, or change in employee participation or coverage under, any Benefit Arrangement that would increase materially the expense of maintaining such plan above the level of expense incurred in respect thereof for the most recent fiscal year ended prior to the date hereof.

(n)                                 Any and all benefits and coverage under each health, accident, life, disability and similar plan or arrangement sponsored by the Company, the Banks or any Subsidiary is not other than fully insured.

(o)                                 No Benefit Arrangement, or similar plan or arrangement sponsored by the Company, the Banks or any of their Subsidiaries, is subject to any requirement of Section 409A of the Code.

Section 3.11.                                            Properties and Leases.  The Banks or their Subsidiaries (a) have good, valid and marketable title to all the properties and assets reflected in the June 30 Balance Sheets or acquired after the date thereof (except properties sold or otherwise disposed of since the date thereof in the Ordinary Course) (the “Owned Properties”), free and clear from any Encumbrances other than Encumbrances that, (A) individually or in the aggregate, (i) would not, and would not reasonably be expected to, affect the value thereof or interfere with the use made or to be made thereof by the Banks or their Subsidiaries in any material respect or otherwise be material, (ii) do not secure indebtedness for borrowed money and (iii) arose only in the Ordinary Course and (B) in the case of Owned Properties consisting of Real Estate, Permitted Liens, (b) is the lessee of all leasehold estates reflected in the June 30 Balance Sheets or acquired after the date thereof (except for leases that have expired by their terms since the date thereof) (the “Leased Properties” and, collectively with the Owned Properties, the “Properties”; and any Property consisting of real estate or buildings or improvements thereon (“Real Estate”)), free and clear from Encumbrances other than Encumbrances that, (A) individually or in the aggregate, (i) would not, and would not reasonably be expected to, affect the value thereof or interfere with the use made or to be made thereof by the Banks or their Subsidiaries in any material respect or otherwise be material, (ii) do not secure indebtedness for borrowed money and (iii) arose only in the Ordinary Course and (B) in the case of Leased Properties consisting of Real Estate, Permitted Liens and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the

Knowledge of the Company, the lessor, and (c) owns or leases all properties and assets as are used by the Banks or their Subsidiaries in the Business or otherwise necessary to their respective operations as now conducted.  Section 3.11 of the Disclosure Schedule contains a true and complete list of all Real Estate as of the date of this Agreement and identifies which Real Estate is owned and which is leased.  The Real Estate is in material compliance with all applicable zoning laws and building codes, and the buildings and improvements located on the Real Estate are in good operating condition and in a state of good working order, ordinary wear and tear excepted.  There are no pending or, to the Knowledge of the Company, threatened material condemnation proceedings against any of the Real Estate.  The Banks and their Subsidiaries are in compliance with all applicable health and safety related requirements for the Real Estate, including those under the Americans with Disabilities Act of 1990 and the Occupational Safety and Health Act of 1970.

Section 3.12.                                            Absence of Certain Changes.  Since June 30, 2013, there has not been any action or omission by the Company, the Banks or their Subsidiaries that, if taken or omitted to be taken during the period from the date of this Agreement through the Closing Date, without Purchaser’s consent, would constitute a breach of Section 5.01, except as disclosed in the Section 3.12 of the Disclosure Schedule.  Since June 30, 2013, (a) there has not been, and no fact, effect, event, change, occurrence or circumstance has occurred that would reasonably be expected to have, a Material Adverse Effect, and (b) no material default (or event which, with notice or lapse of time, or both, would constitute a material default) exists on the part of the Banks or their Subsidiaries or, to the Knowledge of the Company, on the part of any other party, in the due performance and observance of any term, covenant or condition of any Contract to which the Banks or their Subsidiaries is a party and which is, individually or in the aggregate, material to the financial condition of the Banks and their Subsidiaries.

Section 3.13.                                            Commitments and Contracts.

(a)                                 Except as set forth in Section 3.13(a) of the Disclosure Schedule, there are no Contracts to which the Banks or their Subsidiaries is a party or subject or which otherwise relate to the Business (whether written or oral, express or implied, whether or not the Banks or the Company is party thereto) of the type described below (each Contract disclosed or required to be disclosed, including the Bank Related Contracts, a “Bank Significant Agreement”):

(i)                                     any Contract which is or would constitute a “material contract” within the meaning of Item 601(b)(10) of Regulation S-K to be performed in whole or in part after the date of this Agreement;

(ii)                                  any Contract with respect to the employment or service of any current directors, officers, employees or consultants of the Banks or their Subsidiaries and of any former director or officer of the Banks or their Subsidiaries whose service as such terminated after December 31, 2010, other than the Banks’ standard form at-will offer letter;

(iii)                               any Contract by the Banks or their Subsidiaries with (A) the Company or any of its Affiliates (other than the Banks or their Subsidiaries) or (B) any director or officer of the Company or its Affiliates;

(iv)                              any Contract which limits or purports to limit the freedom of the Banks or their Subsidiaries or any of their employees (or after Closing would so limit or purport to so limit Purchaser or any of its Affiliates or any of its or their employees) to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(v)                                 any Contract with a Governmental Authority;

(vi)                              any Contract pursuant to which the Banks or their Subsidiaries grants or makes available, or is granted or receives, any material Proprietary Rights;

(vii)                           any Contract which (A) grants any person a right of first refusal, right of first offer or similar right with respect to any material properties, assets or businesses of the Banks or their Subsidiaries; (B) limits or purports to limit the ability of the Banks or their Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business the Banks or their Subsidiaries owns, or (C) contains a “most favored nation” clause or similar term providing preferential pricing to a party (other than the Banks or their Subsidiaries) that is material to the Banks or their Subsidiaries;

(viii)                        any partnership, joint venture, limited liability company, operating, shareholder, investors rights or other similar agreement or arrangement;

(ix)                              any lease or sublease (A) of personal property providing for aggregate rentals of $10,000 or more or (B) of Real Estate;

(x)                                 any indenture, deed of trust, loan agreement or other financing agreement or instrument to which the Banks or their Subsidiaries is an obligor or guarantor;

(xi)                              any Contract relating to the acquisition or disposition of any material business or material assets or liabilities (whether by merger, sale of stock or assets or otherwise), which acquisition or disposition is not yet complete or where such contract contains continuing material obligations, including continuing material indemnity obligations, of the Banks or their Subsidiaries;

(xii)                           any agreement or series of related agreements for the purchase, sale, receipt, lease or use of materials, supplies, goods, services, equipment or other assets providing for aggregate payments by or to the Banks and their Subsidiaries of $10,000 or more annually or $25,000 or more in aggregate;

(xiii)                        any participation, loan purchase or similar agreement pursuant to which the Banks or their Subsidiaries has (A) acquired an interest in the indebtedness of any third party or (B) sold an interest in the indebtedness of any third party;

(xiv)                       any agreement (including any keepwell agreement, other than the Company’s source of strength obligations pursuant to the Federal Reserve Board’s Regulation Y) under which (A) any Person has directly or indirectly guaranteed any liabilities or obligations of the Banks or their Subsidiaries or (B) the Banks or their Subsidiaries has, directly or indirectly, guaranteed any liabilities or obligations of any other Person (other than letters of credit entered into in the Ordinary Course, including for the avoidance of doubt with customary terms);

(xv)                          any correspondent Contract or other similar Contract;

(xvi)                       any other agreement, commitment, arrangement or plan that is (A) not made in the Ordinary Course or (b) material to the Banks and their Subsidiaries, taken as a whole; and

(xvii)                    any Contract of the Company or its Affiliates to which the Banks are not a party but relate in any material respect to the Business.

(b)                                 Prior to the date hereof, the Company has provided (by hard copy or electronic data room access) to Purchaser or its representatives true, correct and complete copies, including all amendments, of each of the Bank Significant Agreements.  The Company represents that (i) each of the Bank Significant Agreements has been duly and validly authorized, executed and delivered by the Banks or their Subsidiaries and is binding on the Banks or their Subsidiaries, as applicable, and to the Company’s Knowledge, each other party thereto, and in full force and effect; (ii) the Banks and their Subsidiaries are in all material respects in compliance with and have in all material respects performed all obligations required to be performed by any of them as of the date of this representation under each Bank Significant Agreement; (iii) none of the Company or its Affiliates has received any notice to terminate, in whole or part, or notice of any material violation or default (or any condition which with the passage of time or the giving of notice would cause such a violation or default) by any party under any Bank Significant Agreement and neither entry into this Agreement nor completion of the Contemplated Transactions will result in any such violation, default or condition; and (iv) no other party to any Bank Significant Agreement is, to the Knowledge of the Company, in default or violation in any respect thereunder.

Section 3.14.                                            Risk Management Instruments.  Section 3.14 of the Disclosure Schedule sets forth all derivative instruments of the Banks and their Subsidiaries, including swaps, caps, floors and option agreements, whether entered into for the Banks’ or their Subsidiaries’ own account or for the account of a customer of the Banks.  All such derivative instruments were entered into (a) only in the Ordinary Course of Business and consistent with past practice, (b) in accordance with all applicable laws, rules, regulations and regulatory policies and in accordance with prudent practices and (c) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of the Banks or their Subsidiaries and is enforceable against the Banks or their Subsidiaries, as applicable, and to the Knowledge of the Company, the other parties thereto (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles) in accordance with its terms.  Neither the Banks or their Subsidiaries nor any other party thereto, is in breach of any of its material obligations under any such agreement or arrangement.

Section 3.15.                                            Environmental Matters.

(a)                                 The Banks and their Subsidiaries are and have since January 1, 2011 been in compliance in all material respects with all Environmental Laws.  None of the Banks, the Banks’ Subsidiaries nor the Company has received any communication from any Person that alleges that the Banks or their Subsidiaries is not in compliance with or is subject to any Liability under any Environmental Laws and, to the Knowledge of the Company, there are no circumstances that would reasonably be expected to prevent or interfere with such compliance or give rise to such Liability in the future.

(b)                                 There is no Environmental Claim pending or, to the Knowledge of the Company, threatened, nor are there any circumstances that would reasonably be expected to form the basis for any Environmental Claim, against the Banks or their Subsidiaries or against any person or entity whose liability for any Environmental Claim the Banks or their Subsidiaries has indemnified, retained or assumed by contract or by operation of law.

(c)                                  The Company has provided to Purchaser all assessments, reports, data, results of investigations or audits, and other information that is in the possession or control of or reasonably available to the Company or the Banks or their Subsidiaries regarding any Materials of Environmental Concern or Environmental Claim pertaining to or the environmental condition of any properties currently or previously owned, leased or operated by the Banks or their Subsidiaries, including but not limited to corporate offices or branch locations or properties acquired through foreclosure, granting of a deed in lieu of foreclosure or similar transfer of title or possession, or the compliance (or noncompliance) by or Liability of the Banks or their Subsidiaries under any Environmental Laws.

(d)                                 Except as disclosed in Disclosure Schedule 3.15(d), or as would not reasonably be expected to give rise to any Liability of the Banks or their Subsidiaries, no Materials of Environmental Concern have been discharged, disposed of, spilled, leaked or otherwise released at, on, to, from or under any property now or previously owned, leased or operated by the Banks or their Subsidiaries or any of their respective predecessors (including, to the Knowledge of the Company, any such properties acquired through foreclosure, granting of a deed in lieu of foreclosure or similar transfer of title or possession).

(e)                                  Neither the Banks nor their Subsidiaries is required by any Environmental Law or by virtue of the transactions set forth herein and contemplated hereby, or as a condition to the effectiveness of any transactions contemplated hereby, (i) to perform a site assessment for Materials of Environmental Concern, (ii) to remove or remediate Materials of Environmental Concern, (iii) to give notice to, make any filings with or receive approval from any Governmental Authority regarding environmental matters, other than a supervising bankruptcy court with jurisdiction over the pending transaction, or (iv) to record or deliver to any Person any disclosure document or statement pertaining to environmental matters.

Section 3.16.                                            Insurance.  The Banks and their Subsidiaries maintain insurance underwritten by insurers of recognized financial responsibility, of the types and in the amounts that the Banks and their Subsidiaries reasonably believe are adequate for their business, including, but not limited to, insurance covering all real and personal property owned by or leased by the Banks or their Subsidiaries against theft, damage, destruction, acts of vandalism and all other risks customarily insured against, with such deductibles as are customary for companies in the same or similar business.  Section 3.16 of the Disclosure Schedule sets forth a true and complete list of, and the Company has furnished to Purchaser prior to the date hereof true and complete copies of, all insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Banks and their Subsidiaries, whether or not the Banks or their Subsidiaries are party to such insurance policies or fidelity bonds.  Except as set forth in Section 3.16 of the Disclosure Schedule, there is no claim by the Banks or their Subsidiaries pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds or in respect of which such underwriters have reserved their rights.  All premiums payable under all such policies and bonds have been timely paid and the Company, the Banks and their Subsidiaries have otherwise in all material respects complied fully with the terms and conditions of all such policies and bonds.  Such policies of insurance and bonds (or other policies and bonds providing substantially similar insurance coverage) have been in effect since at least January 1, 2006 and remain in full force and effect.  The Company has no Knowledge of any threatened termination of, premium increase with respect to, or material alteration of coverage under, any of such policies or bonds.  The Banks and their Subsidiaries shall after the Closing continue to have coverage under such policies and bonds with respect to events occurring prior to the Closing and such coverage will not be affected by any claims by the Company or any of its Subsidiaries other than the Banks and their Subsidiaries.

Section 3.17.                                            Intellectual Property.  The Banks and their Subsidiaries own, are licensed to use or otherwise possess legally enforceable rights to use all patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets, applications and other unpatented or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks, trade names, domain names and other intellectual property rights (collectively, “Proprietary Rights”) that are material to the Business and used in or necessary for the conduct of the Business as currently conducted.  The Banks and their Subsidiaries have the right to use all material Proprietary Rights owned by the Banks or used in the conduct of the Business as currently conducted without infringing, misappropriating or otherwise violating the Proprietary Rights of any third party, and neither the Banks, their Subsidiaries nor the conduct of the Business has infringed, misappropriated or otherwise violated any such Proprietary Rights in any material respect.  To the Company’s Knowledge, the Banks have the right to use all material Proprietary Rights licensed to the Banks and used in the conduct of the Business as currently conducted without infringing, misappropriating or otherwise violating the Proprietary Rights of any third party or violating the terms of any licensing or other agreement to which the Banks are a party.  To the Company’s Knowledge, no Person is infringing, misappropriating or otherwise violating any of the Proprietary Rights of the Banks or their Subsidiaries, except where such infringement, misappropriation or other violation, or the lack of a right to use such Proprietary Rights, would not have any material impact on the Banks or their Subsidiaries.  No charges, claims or litigation have been asserted or, to the Company’s Knowledge, threatened against the Banks or their Subsidiaries (i) contesting the right of the Banks or their Subsidiaries to use, or the validity of, any of the Proprietary Rights used in the conduct of Business as currently conducted, (ii) challenging or questioning the validity or effectiveness of any license or agreement pertaining thereto or asserting the misuse thereof or (iii) claiming that the Banks, their Subsidiaries or the conduct of the Business infringes, misappropriates or otherwise violates any

Proprietary Rights of any Person, and, to the Company’s Knowledge, no valid basis exists for the assertion of any such charge, claim or litigation.  All licenses and other agreements to which the Banks or their Subsidiaries is a party relating to Proprietary Rights are in full force and effect and constitute valid, binding and enforceable obligations of the Banks and, to the Company’s Knowledge, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles, as the case may be, and there have not been and there currently are not any defaults (or any event which, with notice or lapse of time or both, would constitute a default) by the Banks or, to the Company’s Knowledge, any other party thereto under any license or other agreement affecting Proprietary Rights used in the conduct of the Business as currently conducted, except for defaults, if any, which would not have any material impact on the Banks or their Subsidiaries.  Other than with respect to the items marked with *** on Section 3.17 of the Disclosure Schedule, the validity, continuation and effectiveness of all licenses and other agreements relating to the Proprietary Rights used in the conduct of Business as currently conducted and the current terms thereof will not be affected by the transactions contemplated by this Agreement.  Section 3.17 of the Disclosure Schedule sets forth a true and complete list of all registrations and applications for registration of Proprietary Rights owned by the Banks or their Subsidiaries.

Section 3.18.                                            Related Party Transactions.

(a)                                 Except as disclosed on Section 3.18 of the Disclosure Schedule, neither the Banks nor their Subsidiaries is now or has since January 1, 2011, been involved, directly or indirectly, in any business arrangement or other relationship (as debtor, creditor, guarantor or otherwise), Contract for goods or services, lease or other transaction or agreement with (x) the Company or any of its Affiliates (other than the Banks or their Subsidiaries), any director or officer of the Company or any of its Affiliates (including the Banks and their Subsidiaries), any stockholder owning 1% or more of the outstanding Common Stock of the Company or, to the Knowledge of the Company, any Affiliate or “associate” or member of the “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the 1934 Act) of any such director, officer or stockholder, or (y) to the Knowledge of the Company, and other than currently performing and un-classified credit and consumer banking transactions in the Ordinary Course of Business and in compliance with applicable laws and regulations, any employee of the Company or any of its Affiliates (including the Banks and their Subsidiaries) who is not an officer, or any Affiliate, or “associate” or member of the “immediate family” of any such employee.

(b)                                 The Banks and their Subsidiaries are in compliance with Sections 23A and 23B of the Federal Reserve Act and its implementing regulations, and all extensions of credit by the Bank to any “executive officer,” director or “principal shareholder” (as such terms are defined in the Federal Reserve Boards’ Regulation O) of the Banks or the Company have been made in compliance with the Federal Reserve Board’s Regulation O and the Company has not been advised that, and has no reason to believe that, any facts or circumstances exist that would cause the Banks, or any extensions of credit by the Banks, not to be so compliant.

Section 3.19.                                            Community Reinvestment Act.  The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause the Banks or their Subsidiaries to be deemed not to be in satisfactory compliance in any material respect with the Community Reinvestment Act (“CRA”) or to be assigned a rating for CRA purposes by federal or state bank regulators of lower than “satisfactory.”

Section 3.20.                                            Anti-money Laundering.  The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause the Banks or their Subsidiaries to be operating in violation in any material respect of the Bank Secrecy Act, the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation or any license, order or regulation issued with respect to economic sanctions programs by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or that the Banks or their Subsidiaries is under investigation with respect to or has been threatened to be charged with or given notice of any violation of any of the foregoing.  The Banks’ Boards of Directors have adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the USA PATRIOT Act and that meets the requirements in all material respects of Section 352 of the USA PATRIOT Act.

Section 3.21.                                            Customer Information Security.  Since January 1, 2011, there has been no unauthorized disclosure of, or access to any non-public personal information of a customer of the Banks or their Subsidiaries that could result in substantial harm or inconvenience to such customer.  The Company has no Knowledge of, has not been advised of, and has no reason to believe that any facts or circumstances exist that would cause the Banks or their Subsidiaries to be deemed not to be in satisfactory compliance in any material respect with the applicable privacy of customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and regulations promulgated thereunder, as well as the provisions of any information security program adopted by the Banks pursuant to 12 C.F.R. Part 364.

Section 3.22.                                            Loan Portfolio.  (a) Section 3.22(a)(i) of the Disclosure Schedule sets forth (i) the aggregate outstanding principal amount, as of September 30, 2013, of all loan agreements, notes or borrowing arrangements (including leases, credit enhancements and participations) payable to Banks or their Subsidiaries (collectively, the “Loans”), other than “non-accrual” Loans, and (ii) separately, the aggregate outstanding principal amount, as of the date hereof, of all “non-accrual” Loans.  Except as listed on Section 3.22(a)(ii) of the Disclosure Schedule, as of the date hereof, neither the Banks nor their Subsidiaries had any outstanding Loan or asset classified as “Other Real Estate Owned” or that was designated internally by the Banks or their Subsidiaries (or, to the Company’s Knowledge, by a Governmental Authority in an examination report or directive) as “special mention,” “substandard,” “doubtful,” “loss” or words of similar import (any of the foregoing Loans or assets, “Criticized Assets”).  Section 3.22(a)(iii) of the Disclosure Schedule sets forth (x) a summary of Criticized Assets as of the date hereof, by category of Loan (e.g., commercial and consumer), together with the aggregate principal amount of such Loans by category and (y) each asset of the Banks or their Subsidiaries that, as of the date hereof, is so classified.  In addition, subject to the disclosures set forth on Section 3.22(a)(iv) of the Disclosure Schedule, to the Company’s Knowledge, no borrower with respect to a Loan has (i) filed, or consented by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, (ii) to the Knowledge of the Company, made an assignment for the benefit of its creditors, (iii) to the Knowledge of the Company consented to the appointment of a custodian, receiver, trustee, liquidator or other officer with similar power over itself or any substantial part of its property, (iv) been adjudicated insolvent, or (v) taken action for the purpose of authorizing any of the foregoing.  The Banks or their Subsidiaries, as applicable, have good, valid and marketable title to all properties and assets reflected in Section 3.22(a)(ii) of the Disclosure Schedule that are classified as “Other Real Estate Owned,” free and clear from Encumbrances and any material obligations that would affect the value or transferability thereof.  The information (including electronic information and information contained on tapes and computer disks and the information set forth on Section 3.22(a) of the Disclosure Schedule referenced in this Section 3.22) with respect to the Loans and Criticized Assets made available to Purchaser by the Company is, as of the respective dates indicated therein, true and complete in all material respects.

(b)                                 Each Loan (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent purported to be secured, has been secured by valid liens and security interests which have been perfected and (iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and subject to general principles of equity).  Neither the Banks nor their Subsidiaries administers or services, or has in the past administered or serviced, any loan, note or borrowing not originated and owned by the Banks.  No Loans have been originated by the Banks’ Subsidiaries.  All Loans originated by the Banks were made and are administered or serviced, as applicable, in accordance with customary lending standards of the Banks.  All such Loans (and any related guarantees) and payments due thereunder are, and on the Closing Date will be, free and clear of any Encumbrance, and each of the Bank and their Subsidiaries has complied in all material respects, and on the Closing Date will have complied in all material respects, with all applicable loan policies and procedures of the Banks and applicable laws and regulations relating to such Loans, including any applicable laws and regulations with respect to documentation in connection with the origination, processing, underwriting (including credit approval), purchase and servicing of mortgage loans, real estate settlement procedures, consumer protection, truth in lending, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, and the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to such Loans.

(c)                                  Except as set forth in Section 3.22(c)(i) of the Disclosure Schedule, neither the Banks nor their Subsidiaries has, at any time, purchased or sold any loans or advances or any participations therein.  Except as set forth in Section 3.22(c)(ii) of the Disclosure Schedule, neither the Banks nor their Subsidiaries has, at any time since January 1, 2011, sold any assets of the Banks’ or their Subsidiaries’ with recourse of any kind to the Banks or their Subsidiaries, as applicable, or entered into any agreement providing for the sale or servicing of any Loan or other asset which constitutes a “recourse arrangement” under applicable regulation or policy promulgated by a Governmental Authority except, in each case, where neither the Banks nor their Subsidiaries has any ongoing liability or exposure.  Except as set forth in Section

3.22(c)(iii) of the Disclosure Schedule, neither the Banks nor their Subsidiaries has received a request to repurchase any loan or advance or participation therein, or any other asset, sold to a third party, nor has the Banks or their Subsidiaries been advised by any third-party purchaser of any loan or advance or participation therein, or any other asset, that such purchaser intends to request that the Banks or their Subsidiaries repurchase such loan or advance or participation therein, or other asset, and there is no basis for any of the foregoing.

(d)                                 The Banks are not now nor have they ever been since January 1, 2011 subject to any fine, suspension, settlement or other agreement or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from the Department of Housing and Urban Development, the Government National Mortgage Association, the Department of Veteran’s Affairs, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation or any federal or state agency relating to the origination, sale or servicing of mortgage or consumer Loans.

(e)                                  Except as set forth in Section 3.22(e) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened litigation with respect to any Loan which could adversely affect the rights of the Banks to enforce such Loan or the Banks’ rights with respect to any related property.

Section 3.23.                                            Brokers or Finders.  Except as set forth in Section 3.23 of the Disclosure Schedule, neither the Banks nor their Subsidiaries, nor any of their representatives, have incurred any Liability for brokerage or finders’ fees or agents’ commissions or other similar payments (or any expenses in connection therewith) in connection with the Contemplated Transactions, and any such fees, commissions or other payments due in connection with the transactions contemplated hereby are solely Liabilities of the Company (not including the Banks or their Subsidiaries).

Section 3.24.                                            Disclaimer of Other Representations and Warranties.  EXCEPT AS EXPRESSLY SET FORTH IN THIS ARTICLE 3, THE COMPANY MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE SHARES OR THE OTHER PURCHASED ASSETS AND ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED.  PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS ARTICLE 3, PURCHASER IS PURCHASING THE SHARES AND THE OTHER PURCHASED ASSETS ON AN “AS-IS, WHERE-IS” BASIS.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby makes the following representations and warranties to Ultimate Parent and Intermediate Parent as of the date hereof and as of the Closing Date.

Section 4.01.                                            Corporate Status And Authority; Non-contravention.

(a)                                 Status of Purchaser.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Michigan, and has the corporate power to own its property and conduct its business in the manner in which such business is now being conducted and, subject to the receipt of the Purchaser Required Approvals, has full power and capacity to enter into this Agreement, carry out the Contemplated Transactions to which it is a party, and duly observe and perform all its obligations contained in this Agreement.

(b)                                 Due Authorization.  The execution and delivery of this Agreement and the completion and performance of the transactions and obligations contemplated by or contained in this Agreement has been duly authorized by all necessary organizational or corporate action on the part of Purchaser, as applicable and this Agreement has been duly executed and delivered by Purchaser and constitutes a legal, valid and binding obligation of Purchaser, and subject to the approval of the Bankruptcy Court, is enforceable in accordance with its terms.

(c)                                  Non-contravention.  Neither the execution and delivery of this Agreement nor the completion and performance of the Contemplated Transactions will (i) contravene any of the provisions of the Charter Documents of Purchaser, or (ii) result in a material breach of or material default under, or contravene, any material indenture, contract, agreement or instrument to which Purchaser is a party or by which Purchaser is bound.

Section 4.02.                                            Governmental Authorizations.  Subject to entry of the Sale Order, and except for the filing of applications and notices with, and the receipt of consents, authorizations, approvals, exemptions or non-objections from, as applicable, the Federal Reserve Bank of Chicago and/or the Federal Reserve Board (the “Purchaser Required Approvals”), no consents or approvals of or filings or registrations with any Governmental Authority are necessary on the part of Purchaser or its Affiliates in connection with the execution and delivery by Purchaser of this Agreement and the consummation by Purchaser of the Contemplated Transactions.  As of the date of this Agreement, Purchaser knows of no reason relating specifically to Purchaser why any of Purchaser Required Approvals will not be obtained or that any of Purchaser Required Approvals will not be granted without imposition of a Burdensome Condition.

Section 4.03.                                            Investment Intent.  Purchaser is acquiring the Shares for its own account and not with the view toward distribution within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, other than in compliance with all applicable Legal Requirements, including United States federal securities laws.

Section 4.04.                                            Non-Reliance.  Purchaser acknowledges and agrees that in entering into this Agreement it has not relied and is not relying on any representations, warranties or other statements whatsoever, whether written or oral (from or by the Banks, the Company or any Person acting on their behalf) other than those expressly set out in this Agreement (or other related documents referred to herein) and that it will not have any right or remedy rising out of any representation, warranty or other statement not expressly set out in this Agreement.

Section 4.05.                                            Sufficient Funds.  As of the Closing Date, Purchaser has and as of the Closing Date shall have sufficient funds to pay the Purchase Price and make the Equity Contribution.

Section 4.06.                                            Litigation And Claims.  There are no current, pending or threatened Proceedings against or relating to Purchaser that would reasonably be expected to materially interfere with or delay any of the Contemplated Transactions.  There is no material Order or regulatory restriction imposed upon or relating to Purchaser that could reasonably be expected to materially interfere with or delay any of the Contemplated Transactions.

ARTICLE 5
PRE-CLOSING MATTERS AND OTHER COVENANTS

Section 5.01.                                            Operations Until Closing.  Except as expressly otherwise provided in this Agreement or as may be otherwise required by any Governmental Authority having jurisdiction over the Banks or the Company, including the Bankruptcy Court, unless otherwise agreed or consented to in writing by Purchaser, which agreement or consent shall not be unreasonably withheld or delayed, from the date of this Agreement to the Closing:

(a)                                 Conduct of Business.  The Company shall cause the Banks and their Subsidiaries to:  (i) subject to the provisions of the Bankruptcy Code and the supervision of the Bankruptcy Court, carry on and conduct the Business in all material respects in the Ordinary Course consistent with past practice; (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships with, but not limited to, customers, suppliers and employees, and retain the services of its key officers and key employees; (iii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company, the Banks or Purchaser to obtain any necessary approvals of any Governmental Authority required for the Contemplated Transactions or to perform its covenants and agreements under the Agreement or to consummate the Contemplated Transactions; (iv) maintain its Books and Records in the usual, regular and ordinary manner; and (v) provide to Purchaser and its employees, representatives and agents, full access during normal business hours to the Banks’ and their Subsidiaries’ personnel and its facilities and properties, to the Books and Records, and to all, or true copies of all, title documents, indentures, Contracts, Encumbrances, instruments, leases and other documents relating to the Business, furnish them with all such information relating to the Business as Purchaser from time to time reasonably requests and instruct the employees, counsel and financial advisors of the Company and the Banks to cooperate with Purchaser in its investigation; provided that (A) the Company will not provide any information otherwise prohibited by any Legal Requirement, (B) all such materials shall be made available to Purchaser and its employees, representatives and agents at the premises of the Banks and may not be removed therefrom without consent of the Banks, and (C) in exercising such access rights, Purchaser and its employees, representatives and agents shall not unduly disturb or interfere with the activities of the Company, the Banks or the Banks’ customers.  No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company hereunder.

(b)                                 Bank Forbearances.  The Company shall not, to the extent relating to or impacting the Banks or their Subsidiaries, and shall cause the Banks and their Subsidiaries not to, except with the written consent of Purchaser, which consent will not be unreasonably withheld or delayed:

(i)                                     enter into any new line of business or materially change its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies, except as required by any applicable Legal Requirement or policies imposed by any Governmental Authority, or fail to operate in accordance with such policies;

(ii)                                  make any capital expenditures in excess of $50,000 individually or $100,000 in the aggregate, other than as required pursuant to Contracts already entered into and disclosed in Section 5.01(b)(ii) of the Disclosure Schedule;

(iii)                               terminate, enter into, amend, modify or renew any Bank Significant Agreement or Permit, other than, in the case of Bank Significant Agreements (other than any of those identified in Section 3.13(a)(i), 3.13(a)(ii), 3.13(a)(iii), 3.13(a)(iv), 3.13(a)(v), 3.13(a)(vi), 3.13(a)(vii), 3.13(a)(viii), 3.13(a)(ix), 3.13(a)(x), 3.13(a)(xi), 3.13(a)(xiii), 3.13(a)(xiv), 3.13(a)(xv), 3.13(a)(xvi) or 3.13(a)(xvii)) and Permits (but not Benefit Arrangements), in the Ordinary Course of Business, or amend, modify or terminate any Tax Sharing Agreements;

(iv)                              issue, sell or otherwise permit to become outstanding, or dispose of or Encumber or pledge, or authorize or propose the creation of, any additional shares of the Banks’ or their Subsidiaries’ stock or any options or other rights, grants or awards with respect to the Banks’ or their Subsidiaries’ stock;

(v)                                 make, declare, pay or set aside for payment any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the Shares or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Shares;

(vi)                              sell, transfer, mortgage, Encumber or otherwise dispose of or discontinue any of its assets, deposits, businesses or properties, except for sales, transfers, mortgages, Encumbrances or other dispositions or discontinuances in the Ordinary Course of Business consistent with past practice and in a transaction that individually or taken together with all other such transactions is not material, individually or in the aggregate, to the Banks or their Subsidiaries;

(vii)                           incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of, any other Person, provided that the Banks may continue to borrow money from the Federal Home Loan Bank System, the Federal Reserve or any other Governmental Authority in the Ordinary Course of Business (including amounts) consistent with past practice;

(viii)                        except as set forth in Section 5.01(b)(viii) of the Disclosure Schedule, make, renew or amend any extension of credit or participation therein, individually or in the aggregate with other extensions of credit or participations therein to the same relationship, in excess of $50,000 for commercial loans and $10,000 for consumer loans; provided that the Banks may renew or amend any extension of credit in the Ordinary

Course of Business and consistent with past practice if, with respect to a pre-existing relationship with a borrower, there has been no material adverse change with respect to, or in the relationship with, such borrower and provided that the FICO score of such borrower or any guarantor or principals of such borrower equals or exceeds 620, which approval shall be given or denied by Purchaser no later than three (3) Business Days after Purchaser has received a written request therefor (which request shall be provided in accordance with Section 9.01 with emailed copies to jdunn@talmerbank.com and cchartier@talmerbank.com) together with all material information relating thereto (provided however if Purchaser does not object to the terms of such extension of credit within three (3) Business Days after Purchaser has so received a written request therefor together with all material information relating thereto, Purchaser’s consent shall be deemed to have been given and the extension of such credit shall not be the basis for any Material Adverse Effect); provided further that, in the case of New Mexico Bank and Nevada Bank, each such Bank’s gross loan portfolios shall not increase by more than $500,000 in the aggregate, and in the case of Michigan Bank and Indiana Bank, each such Banks’ gross loan portfolio shall not increase by more than $1,000,000 in the aggregate, from the total of such Bank’s Loans as of June 30, 2013 disregarding any reduction as a result of any write-offs or losses on Loans since June 30, 2013;

(ix)                              except as set forth in Section 5.01(b)(ix) of the Disclosure Schedule, (1) resolve, amend or modify any Loan, or release any claim with regard to any Loan or any asset classified as “Other Real Estate Owned,” except, in either case, in the Ordinary Course and only if such action (a) would result in a loss (relative to the value of the relevant Loan as of June 30, 2013 as set forth in the June 30 Balance Sheets) not greater than $100,000 for such Loan and (b) would not release any obligated party under such Loan or (2) sell any asset classified as “Other Real Estate Owned” except in the Ordinary Course and only if such action would result in a loss (relative to the value of the relevant asset as of June 30, 2013 as set forth in the June 30 Balance Sheets) not greater than 5% of such value of such asset as of June 30, 2013 (with respect to this clause (ix), Purchaser agrees that it will either give or deny any requested consent no later than three (3) Business Days after Purchaser has received a written request therefor (which request shall be provided in accordance with Section 9.02) together with all material information relating thereto, provided however if Purchaser does not affirmatively deny the Company’s request within three (3) Business Days after Purchaser has so received a written request therefor together with all material information relating thereto, Purchaser’s consent shall be deemed to have been given and the action taken by the Company or the Banks under this clause (ix) shall not be the basis for any Material Adverse Effect);

(x)                                 pay an effective yield on any existing or new deposit that exceeds the effective yield that is 50 basis points more than (x) for an existing deposit, the effective yield paid by the applicable Bank on such existing deposit as of the date hereof or (y) for a new deposit, the effective yield paid by the applicable Bank on deposits of comparable size and maturity as of the date hereof;

(xi)                              enter into, renew or amend any interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of the Banks or for the account of a customer of the Bank, except in the Ordinary Course of Business and consistent with past practice;

(xii)                           acquire (other than by way of foreclosure, deed in lieu of foreclosure, acquisitions of control in a fiduciary or similar capacity, or in satisfaction of debts previously contracted in good faith, in each case in the Ordinary Course of Business and consistent with past practice; provided however, that none of the Banks may accept any transfer of assets in satisfaction of indebtedness owing to such Bank that involves the discharge or release of any guarantor or obligated party unless the value of the transferred property is in excess of the sum of the indebtedness and the amount or any prior charge-off) all or any portion of the assets, business, deposits or properties of any other Person (including any Loans or advances or any participations therein);

(xiii)                        merge or consolidate with or into any legal entity, dissolve, liquidate, or otherwise terminate its existence;

(xiv)                       except as described in Section 5.01(b)(xiv) of the Disclosure Schedule, file any application to establish, or to relocate or terminate the operations of, any banking office;

(xv)                          amend Charter Documents or similar organizational documents or otherwise add, amend or modify in any respect the duties or obligations of indemnification by the Banks or their Subsidiaries with respect to any of their respective directors, officers, employees, agents or other Persons;

(xvi)                       implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable accounting requirements of a Governmental Authority;

(xvii)                    make, change or revoke any Tax election, file any amended Tax Return, enter into any closing agreement, settle any Tax audit, claim or assessment, surrender or reduce any right to claim a refund of Taxes, agree to extend any statute of limitations relating to Taxes, fail to duly and timely file with appropriate taxing authorities all Tax Returns required to be filed by or with respect to the Banks or their Subsidiaries, fail to remit any Taxes due, whether or not shown on any Tax Return, or implement or adopt any change in (or fail to follow) its tax accounting principles, practices or methods;

(xviii)                 settle any action, suit, claim or proceeding against the Banks or their Subsidiaries except for any settlement of (A) any action, suit, claim or proceeding arising out of or in connection with this Agreement or the Contemplated Transactions but only if such settlement would not (1) require any payments by or adversely affect the Banks or their Subsidiaries or the Business or Purchaser or its Affiliates, or (2) interfere with or delay any of the Contemplated Transactions; or (B) any other action, suit, claim or proceeding that is settled in a manner consistent with past practice in an amount or for consideration not in excess of $100,000 in the aggregate and that would not (1) impose any restriction on or adversely affect the Banks, their Subsidiaries, the Business or, after the Closing, Purchaser or any of its Affiliates, (2) create precedent for claims that are reasonably likely to be adverse to the Banks, their Subsidiaries, the Business or, after the Closing, Purchaser or its Affiliates or (3) forgive any indebtedness or obligations of any guarantor;

(xix)                       initiate any action, suit, proceeding or claim except in the Ordinary Course; provided, however, that the Banks shall provide the Purchaser with prior written notice of such actions, suits, proceedings or claims in the Ordinary Course in excess of $100,000, other than standard collection matters;

(xx)                          terminate, enter into, amend, modify (including by way of interpretation) or renew any employment, indemnification, consulting, severance, change in control or similar contract, agreement or arrangement with any director, officer, employee or consultant, or grant any salary or wage increase or increase any employee benefit, including incentive or bonus payments (or, with respect to any of the preceding, communicate any intention to take such action), except (x) to make changes that are required by any applicable Legal Requirements or (y) for increases in annual base salary or wages in the Ordinary Course of Business and consistent with past practice for employees who are current officers, but not executive officers, and whose annual total compensation does not exceed $50,000.

(xxi)                       (x) terminate, enter into, establish, adopt, renew, amend or modify (including by way of interpretation) (y) make new grants or awards or pay any bonus incentive or similar payment under any Benefit Arrangement, except as required by applicable Legal Requirements or, in the case of clause (y) above, satisfy contractual obligations existing as of the date hereof described in Section 5.01(b)(xxi) of the Disclosure Schedule;

(xxii)                    make any payment, reimbursement, refund or other fund transfer to any Affiliate of the Company, other than the payment of salaries to officers and employees in the Ordinary Course;

(xxiii)                 establish, adopt, enter into or amend any collective bargaining agreement;

(xxiv)                (A) hire any employees other than to fill vacancies arising due to terminations of employment of employees with an annual total compensation of less than $50,000 or (B) terminate the employment of any employees with an annual total compensation of $50,000 or more, other than for actions that constitute cause, as reasonably determined by Ultimate Parent in consultation with Purchaser;

(xxv)                   (A) grant, extend, amend (except as required in the diligent prosecution of the Proprietary Rights owned (beneficially, and of record where applicable) by or developed for the Banks or their Subsidiaries), waive, or modify any material rights in or to, sell, assign, lease, transfer, license, let lapse, abandon, cancel, or otherwise dispose of, or extend or exercise any option to sell, assign, lease, transfer, license, or otherwise dispose of, any Proprietary Rights, or (B) fail to exercise a right of renewal or extension under any material agreement under which the Banks or their Subsidiaries is licensed or otherwise permitted by a third party to use any Proprietary Rights (other than “shrink wrap” or “click through” licenses), unless the Banks and/or their Subsidiaries, as applicable, obtains a substantially similar license or right to use such Proprietary Rights on terms as favorable as the terms under the existing agreement;

(xxvi)                participate in any program sponsored or administered by any Governmental Authority, which program is not part of the usual and customary banking business of the Banks;

(xxvii)             engage in (or modify in a manner adverse to the Banks or their Subsidiaries) any transactions with any Person known to be a shareholder of the Company or any director, officer or employee of the Company or the Banks (or any Affiliate, associate, or immediate family member of any such person), other than deposit relationships in the Ordinary Course of Business consistent with past practice and renewals or amendments to extensions of credit which are on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with persons unaffiliated with the Company or the Banks and did not involve more than the normal risk of collectability or present other unfavorable features and in compliance with the Federal Reserve Board’s Regulation O, as applicable;

(xxviii)          notwithstanding any other provision hereof, knowingly take, or knowingly omit to take, any action that would result in any of the conditions set forth in Section 6.01 not being satisfied, or any action in contravention of any Regulatory Agreement or that would otherwise result in any of the representations and warranties of the Company in this Agreement becoming untrue or prevent the Company from performing its obligations under this Agreement or consummating the Closing;

(xxix)                enter into any new, or modify any existing, technology service agreements or management services agreements with any Person; or

(xxx)                   enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

Section 5.02.                Confidentiality.  Each party acknowledges that any information, materials and documentation of the other party it receives or observes pursuant to or as contemplated by the Contemplated Transactions, either before or after execution of this Agreement, is confidential; provided, however, that the foregoing shall not include information which (a) is or becomes available to the public other than as a result of a disclosure by the recipient party, (b) was known to the recipient party or in its possession prior to its disclosure to the recipient party, (c) becomes available to the recipient party from a source other than the disclosing party, provided that such source is not known by the recipient party to be bound by a confidentiality agreement with the disclosing party or to be otherwise prohibited from transmitting the information to the recipient party by a contractual, legal or fiduciary obligation to the disclosing party, or (d) is or was developed independently by the recipient party without reference to confidential information provided by the disclosing party.  Each party shall take, and shall cause its employees, representatives and agents to take, all reasonable steps and precautions to protect and maintain the confidentiality of such information, materials and documentation of the other party; provided that the foregoing will not prevent the Company or Purchaser from disclosing or making available such information (i) to its and its Affiliates’ respective directors, officers, employees, members, partners, shareholders, agents, representatives or advisors (including, without limitation, attorneys, accountants, insurers, rating agencies, consultants, bankers and financial advisors), any such information, materials and documentation on a confidential basis for the purpose of carrying out the Contemplated Transactions, (ii) to the extent required by a Legal Requirement or (iii) in connection with obtaining the Required Purchaser Approvals or discussions with supervising Governmental Authorities and provided further that (i) the obligations of Purchaser under this Section 5.02 shall terminate at Closing with respect to matters relating to the Banks, their Subsidiaries or the Business and (ii) from and after Closing, the Company will treat all information, materials and documentation of or relating to the Banks, their Subsidiaries or the Business as confidential in accordance herewith and notwithstanding clause (b), (c) or (d) of the proviso to the first sentence of this Section 5.02.  This provision shall supersede any conflicting provisions between the parties in any other agreement.

Section 5.03.                                            Return of Information.  If the Closing is not completed and this Agreement is terminated, each party shall upon the written request of the other party, return to the other party or destroy (such destruction to be confirmed in writing to the other party upon written request) all materials, documentation, data, records and other papers and copies thereof (whether on paper or in electronic, magnetic, photographic, mechanical or optical storage) relating to Purchaser or its Affiliates or to the Company, the Banks, the Shares or the Business which is confidential and which is in the possession of such party and maintain the confidentiality of all information or knowledge obtained from the other party, and not use any such information or knowledge for any purpose whatsoever; provided that a party may maintain such information to the extent required by applicable Legal Requirements or such party’s established document retention policies (including any requirement to retain e-mail on an automated e-mail archival system) or relating to the safeguarding or backup storage of electronic data or in connection with a legal dispute with the other party.

Section 5.04.                                            Consents And Approvals.

(a)                                 Purchaser Required Approvals and Bank Required Approvals.  Purchaser and the Company agree to use commercially reasonable best efforts to obtain all Purchaser Required Approvals and all Bank Required Approvals, and to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under any applicable Legal Requirement to consummate the Contemplated Transactions.  For the avoidance of doubt, none of the obligations in this Section 5.04 shall require Purchaser or any of its Affiliates to take any action that would result in the imposition of a Burdensome Condition.

(b)                                 Preparation of Applications.  As soon as reasonably practicable following the date of this Agreement, Purchaser, with the cooperation of the Company, shall cause to be published all required notices and prepare all necessary documentation and effect all necessary filings in connection with obtaining Purchaser Required Approvals and deliver a conformed copy of the non-confidential portions of all such documents, correspondence and applications to the Company, and the Company and Banks shall take corresponding actions relating to the Bank Required Approvals.  Purchaser and the Company will cooperate with each other and will each furnish the other and the other’s counsel with all information reasonably requested concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any application, petition or any other statement or application made by or on behalf of Purchaser, the Company or their respective Subsidiaries to any Governmental Authority in connection with the Contemplated Transactions.  Purchaser and the Company shall have the right to review and discuss in advance all characterizations of the information relating to them and any of their respective Subsidiaries which appear in any filing made, or written materials submitted, in connection with the transactions contemplated by this Agreement with any Governmental Authority.  Notwithstanding anything herein to the contrary, Purchaser shall not be required to furnish the Company with any (i) personal biographical or financial information of any of the directors, officers, employees, managers or partners of Purchaser or any of its Affiliates, (ii) strategic plans or (iii) proprietary and non-public information related to the organizational terms of, or investors in Purchaser or any of its Affiliates.  In addition, nothing herein shall require the Purchaser or any of its Affiliates to take any action that would result in the imposition of a Burdensome Condition.

(c)                                  Submission of Applications for Purchaser Required Approvals and Bank Required Approvals.  Purchaser and the Company shall use their commercially reasonable best efforts to cooperate in all respects with each other in connection with any filing or submission and in connection with any investigation or other inquiry relating to Purchaser Required Approvals and/or Bank Required Approvals, including but not limited to Purchaser, the Company and their respective Subsidiaries cooperating and using commercially reasonable best efforts to make, on a timely basis, all registrations, filings and applications with, give all notices to, and obtain any approvals, orders, qualifications and waivers from a Governmental Authority necessary for the consummation of the transactions contemplated hereby; provided, however, that neither the Company or any of its Affiliates nor Purchaser or any of its Affiliates shall be required to commence or be a plaintiff in any litigation in connection with any such registration, filing, application, notice, approval, order, qualification or waiver or take any action that would result in the imposition of a Burdensome Condition.

(d)                                 Access and Investigation.  Without in any way limiting anything else contained in this Agreement, the Company shall, in connection with the procurement of any and all Purchaser Required Approvals, permit Purchaser and its representatives reasonable access to the properties and personnel of the Company and its Subsidiaries (including without limitation the Banks), and shall disclose and make available to Purchaser and its representatives all books, papers and records relating to the assets, stock ownership, properties, operations, obligations and liabilities of the Company and its Subsidiaries (including without limitation the Banks), including, without limitation, all books of account (including the general ledger), tax records, minute books of meetings of boards of directors (and any committees thereof) and stockholders, organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority (except for any confidential portions thereof), accountants’ work papers, litigation files, loan files, plans affecting employees and any other business activities or prospects; provided, that such access shall be reasonably related to the procurement of Purchaser Required Approvals, the Conversion and general Closing planning and transition activities, and confirming the continuing accuracy of the representations and warranties of the Company and compliance by the Company with its agreements and obligations hereunder.  Without in any way limiting anything else contained in this Agreement, the Company and the Banks shall (i) make their respective directors, officers, employees and agents and authorized representatives (including counsel and independent public accountants) available to confer with Purchaser and its representatives; provided, that such access shall be reasonably related to the procurement of Purchaser Required Approvals hereunder, the Conversion and general Closing planning and transition activities, and confirming the continuing accuracy of the representations and warranties of the Company and compliance by the Company with its agreements and obligations hereunder, and (ii) as promptly as reasonably available to the Company or the Banks (and in any event within 10 days of the end of the applicable month), copies of the most recent month-end reports covering each Banks’ trial balance (i.e., account level general ledger), loan and deposit system data (including the data fields, and provided in the same medium, provided to Purchaser in connection with its due diligence efforts) and balance sheet reconciliations.

(e)                                  The parties agree to cooperate in good faith in connection with providing any notice to, and obtaining any consent or approval from, any third Person (other than a Governmental Authority, it being understood that the parties agreements with respect to such matters as they relate to Governmental Authorities are set forth elsewhere in this Agreement) that is necessary or desirable in connection with the Contemplated Transactions.  Without Purchaser’s consent, the Company shall not and shall not permit the Banks or the Banks’ Subsidiaries to make any payment to any such third Person (other than customary filing and application fees paid for by the Company), make or amend any commitment to any such third Person, or agree to do any of the foregoing, in each case, in order to obtain any consent or approval from any such third Person.

Section 5.05.                                            Certain Company Contracts.

(a)                                 The Company shall, at the Closing, pursuant to Section 365 of the Bankruptcy Code, assume (and take such actions as are reasonably necessary, subject to Purchaser’s obligation to pay all Cure Costs for Assumed Bank Related Agreements, to effect such assumption) and assign to, at Purchaser’s election, the Surviving Bank, Purchaser or such Affiliate of Purchaser as Purchaser may designate, those Bank Related Contracts identified by Purchaser by written notice given to the Company no later than five (5) Business Days prior to the Bankruptcy Court’s hearing on the Sale Motion (such Contracts, the “Assumed Bank Related Contracts”).  In connection with the Bankruptcy Cases, the Company shall (a) include in the Sale Motion, in form and substance acceptable to Purchaser in its sole discretion, a request for authorization to assume and assign to the Surviving Bank, Purchaser or such Affiliate of Purchaser as Purchaser may designate, such Bank Related Contracts as Purchaser shall designate as Assumed Bank Related Contracts and a schedule of its good-faith estimate of Cure Costs with respect to each Bank Related Contract, and (b) shall serve the Sale Motion on all counterparties to the Bank Related Contracts.  To the extent that any Assumed Bank Related Contract may not be assigned to the Surviving Bank, Purchaser or such Affiliate of Purchaser as Purchaser may designate by the Company absent the waiver or consent of, or notice to, one or more Persons, the Company and Purchaser shall use their commercially reasonable efforts to obtain all such waivers or consents and to make all such notices prior to the Closing and shall cooperate in all respects with respect thereto.  Notwithstanding anything in this Agreement to the contrary, the only liabilities or obligations that will be assigned to or assumed by Purchaser or its designee with respect to the Assumed Bank Related Contracts will be those liabilities and obligations that first arise after Closing (the “Assumed Contract Liabilities”) and not any liabilities or obligations for breaches or defaults occurring on or before Closing, other than Purchaser’s obligation to pay the Cure Costs for Assumed Bank Related Contracts.

(b)                                 The Company, at the Closing, shall cause any of the Contracts listed on Schedule 5.05(b) between the Company and the Banks which are specifically identified by Purchaser by written notice given to the Company no later than five (5) Business Days prior to the Bankruptcy Court’s hearing on the Sale Motion to be rejected and/or terminated as of the Closing, or such later date as Purchaser may designate.  Purchaser shall have no obligation or liability for any Contract identified by Purchaser for rejection or termination on such Schedule 5.05(b).  Company hereby waives, releases and discharges Purchaser and its Affiliates, including the Surviving Bank, from any and all claims arising out of the contracts identified on such Schedule 5.05(b).

Section 5.06.                                            Notices Of Certain Events.  The Company shall promptly notify Purchaser in writing of:

(a)                                 any notice or other material communication from any Person other than a Governmental Authority in connection with the Contemplated Transactions;

(b)                                 any actions, suits, claims, investigations or proceedings commenced or, to its Knowledge threatened against, relating to or involving or otherwise affecting the Company or the Banks or their Subsidiaries that, if pending on the date hereof, would have been required to have been disclosed pursuant to Section 3.08 or that could reasonably be expected to adversely affect or delay the Company’s ability to consummate any of the Contemplated Transactions;

(c)                                  any circumstance, event or action the existence, occurrence or taking of which could reasonably be expected to result in any representation or warranty made by the Company in this Agreement not being true and correct or that could reasonably be expected to cause any condition set forth in Section 6.01 or Section 6.03 not to be satisfied; and

(d)                                 any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

No information received by Purchaser pursuant to this Section 5.06 or otherwise shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement, nor shall any such information be deemed to change, supplement or amend the Disclosure Schedule.

Section 5.07.                                            Stalking-Horse Bidder Fee.

(a)                                 In consideration for Purchaser serving as the stalking-horse bidder for the Shares and agreeing, if applicable, to effect the Equity Contribution in connection with the Closing, and this Agreement being subject to termination in the event that the Company receives a higher and better bid consistent with the Bidding Procedures, and regardless of whether or not Purchaser makes any matching or competing bids at the Auction, Ultimate Parent and Intermediate Parent shall together pay, and shall be jointly and severally liable for paying, to Purchaser an aggregate stalking-horse bidder fee in an amount equal to Two Million Dollars ($2,000,000) (the “Stalking-Horse Bidder Fee”) upon any termination of this Agreement, except as otherwise provided in the Bidding Procedures, with such fee due on the first Business Day following termination, provided that, if the Auction occurs and a Person other than Purchaser is the Successful Bidder, such fee shall be due on the earlier of consummation or termination of the transaction with such Successful Bidder.

(b)                                 The Stalking-Horse Bidder Fee shall be treated as an administrative expense in the Bankruptcy Cases.  The Company acknowledges and agrees that:  (i) the approval of the Stalking-Horse Bidder Fee is an integral part of the transactions contemplated by this Agreement; (ii) in the absence of the Company’s obligation to pay the Stalking-Horse Bidder Fee, Purchaser would not have entered into this Agreement; (iii) the entry of Purchaser into this Agreement is necessary for preservation of the estate of the Company and the Banks and is beneficial to the Company because, in the Company’s business judgment, it will enhance the Company’s ability to reorganize and thereby maximize the value of its assets for the benefit of its creditors; and (iv) the Stalking-Horse Bidder Fee is reasonable in relation to Purchaser’s costs and efforts and to the magnitude of the Contemplated Transactions and Purchaser’s lost opportunities resulting from the time spent pursuing the Contemplated Transactions.  The Company’s agreement to pay the Stalking-Horse Bidder Fee is subject to approval by the Bankruptcy Court.

Section 5.08.                                            Debtor-in-Possession.  During the pendency of the Bankruptcy Cases, the Company shall continue to operate its business as debtor-in-possession pursuant to the Bankruptcy Code.

Section 5.09.                                            The Sale Motion.  On or before October 11, 2013, the Company shall file a sale motion with the Bankruptcy Court (the “Sale Motion”) in form and substance reasonably acceptable to Purchaser.  Thereafter, the Company shall use its reasonable efforts to cause the Bankruptcy Court to enter an order or orders corresponding to the Sale Motion, and in any event, seeking the following relief from the Bankruptcy Court:

(a)                                 Scheduling the Sale Hearing to take place not later than November 14, 2013;

(b)                                 Subject to the Bidding Procedures, approval of the proposed asset purchase agreement between the Company and the Successful Bidder, including the Sale of the Shares to such Successful Bidder, the sale of the Other Purchased Assets (as applicable) (including the assignment of the Assumed Bank Related Contracts, if any) and the Equity Contribution to the Surviving Bank by such Successful Bidder contemplated by such agreement;

(c)                                  Authorization of the sale of the Shares to the Successful Bidder and the sale of the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any), as applicable, free and clear of all Encumbrances and other interests to the full extent permitted by the Bankruptcy Code;

(d)                                 Authorization of the assumption and assignment of the Assumed Bank Related Contracts, subject to the terms hereof (or of the agreement of any other Successful Bidder, as applicable);

(e)                                  Authorization of the rejection of the leases and other contracts contemplated in connection with Section 5.05(b);

(f)                                   Confirmation that the Company may assume the Tax Sharing Agreements, as modified consistent with the Agreement in a form and manner acceptable to Purchaser, (including any proceeds of any Tax Refund), and promptly transfer to the Surviving Bank any amounts of Tax Refunds received from any Governmental Authority; and

(g)                                  Authorization of the Company to cause the Closing to occur as soon as practicable after the entry of the Sale Order.

If, on the Bid Deadline (as defined in the Bidding Procedures), there is more than one Qualified Bidder (as defined in the Bidding Procedures), then, on or before November 12, 2013, the Company shall conduct an auction of the Shares and the Other Purchased Assets (the “Auction”) in which the Purchaser and all other Qualified Bidders may participate.

Section 5.10.                                            The Bidding Procedures.

(a)                                 The Bidding Procedures and Bidding Procedures Order shall apply to this Agreement.  The Bidding Procedures Order shall be entered no later than October 16, 2013 and shall incorporate the Bidding Procedures as set forth in Exhibit A.  Any prior order authorizing bidding procedures shall otherwise be amended and modified to conform to the Bidding Procedures.

Section 5.11.                                            Sale Order.  The Sale Order shall be in form and substance acceptable to Purchaser and shall include, without limitation, the following findings of fact, conclusions of law and ordering provisions:

(i)                                     find that the Notice of Sale, and the parties who were served with copies of such Notice, were in compliance with Sections 102 and 363(b) of the Bankruptcy Code and Bankruptcy Rules 2002, 6004, and 9014 and any other applicable provision of the Bankruptcy Code, the Bankruptcy Rules, or any local bankruptcy rule governing the sale of assets free and clear of Encumbrances and other interests;

(ii)                                  find that all requirements imposed by Section 363(f) of the Bankruptcy Code for the sale of the Shares and the Other Purchased Assets free and clear of Encumbrances and other applicable interests have been satisfied;

(iii)                               find that Purchaser is a purchaser of the Shares and the Other Purchased Assets in “good faith” pursuant to Section 363(m) of the Bankruptcy Code, and the Sale is entitled to the protections of Section 363(m);

(iv)                              find that Purchaser and the Company did not engage in any conduct which would allow this Agreement to be set aside pursuant to Section 363(n) of the Bankruptcy Code;

(v)                                 find that pursuant to Section 105 of the Bankruptcy Code, any creditors of the Company or its Subsidiaries are enjoined from taking any actions against Purchaser or the Banks in respect of the Shares or the Other Purchased Assets;

(vi)                              find that the consideration provided by Purchaser pursuant to this Agreement constitutes reasonably equivalent value and fair consideration for the Shares and the Other Purchased Assets;

(vii)                           that this Agreement and the consummation of the Sale upon the terms and subject to the conditions of this Agreement are approved;

(viii)                        order that, as of the Closing Date, the transactions contemplated by this Agreement effect a legal, valid, enforceable and effective sale and transfer of the Shares and the Other Purchased Assets to Purchaser and/or, as applicable, its designees and shall vest Purchaser and/or, as applicable, its designees with title to such assets free and clear of all Encumbrances (except for Assumed Contract Liabilities);

(ix)                              (i) authorize the Sellers to assume and assign to Purchaser and/or, as applicable, one or more designees each of the Assumed Bank Related Contracts, subject to Purchaser’s obligation to pay all of the Cure Costs associated with such Assumed Bank Related Contracts, and (ii) find that, subject to the terms of the Sale Order, as of the Closing Date, the Assumed Bank Related Contracts will have been duly assigned to Purchaser and/or, as applicable, one or more designees in accordance with Section 365 of the Bankruptcy Code;

(x)                                 find that Purchaser is assuming none of the Excluded Liabilities;

(xi)                              order that the Assumed Bank Related Contracts will be transferred to, and remain in full force and effect for the benefit of Purchaser and/or, as applicable, one or more of its designees, notwithstanding any provision in any such contract or any requirement of applicable Law (including those described in Sections 365(b)(2) and (f) of the Bankruptcy Code) that prohibits, conditions, restricts or limits in any way such assignment or transfer, subject to Purchaser’s obligation to pay all of the Cure Costs associated with such Assumed Bank Related Contracts;

(xii)                           find that, subject to Purchaser’s obligation to pay all of the Cure Costs associated with such Assumed Bank Related Contracts, Purchaser and each applicable designee has satisfied all requirements under Sections 365(b)(1) and 365(f)(2) of the Bankruptcy Code to provide adequate assurance of future performance of the Assumed Bank Related Contracts;

(xiii)                        authorize the rejection and/or termination of those Contracts identified on Schedule 5.05(b) and approve any other agreement to the extent provided by this Agreement;

(xiv)                       subject to Purchaser’s obligation to pay all of the Cure Costs associated with such Assumed Bank Related Contracts and except as expressly set forth in the Sale Order, enjoin and forever bar the non-debtor party or parties to each Assumed Bank Related Contract from asserting against Purchaser or any Affiliate or designee of Purchaser:  (i) any default, action, Liability or other cause of action existing as of the date of the Sale Hearing whether asserted or not, and (ii) any objection to the assumption and assignment of such non-debtor party’s Assumed Bank Related Contract (except to the extent any such objection was sustained by the Order of the Bankruptcy Court);

(xv)                          find that, to the extent permitted by applicable Law, neither Purchaser nor any Affiliate or designee of Purchaser is a successor to any Sellers or the bankruptcy estate by reason of any theory of law or equity, and neither Purchaser nor any Affiliate or designee of Purchaser shall assume or in any way be responsible for any Liability of any Seller and/or the bankruptcy estate, except as otherwise expressly provided in this Agreement or any Ancillary Agreement;

(xvi)                       provide that Company is authorized and directed to consummate the transactions contemplated by this Agreement and to comply in all respects with the terms of this Agreement;

(xvii)                    be made expressly binding (based upon language satisfactory to Purchaser) upon any trustee or other estate representative in the event of conversion of any of the Bankruptcy Cases to chapter 7, or upon appointment of a chapter 11 trustee in any of the Bankruptcy Cases;

(xviii)                 releases and forever discharges any claims of the Company, its officers,  and directors against the Banks and otherwise  enjoins assertion of any Excluded Liabilities against any of Purchaser or its Affiliates or any assignees, transferees or successors thereof or against any of the Shares or Other Purchased Assets; and

(xix)                       order that, notwithstanding the provisions of Federal Rules of Bankruptcy Procedures 6004(h) and 6006(d), the Sale Order is not stayed and is effective immediately upon entry.

Section 5.12.                                            Non-Solicitation of Competing Bids.  Except in accordance with the Bidding Procedures Order, the Company shall not, and shall cause its Affiliates and its and their representatives not to, (a) solicit or negotiate with any Specified Person (and to cease immediately any such ongoing activity), or enter into any agreement or understanding with respect to, or approve or recommend, any direct or indirect sale of any equity interest in, or any material portion of the assets of, the Company or the Banks or any extraordinary corporate transaction directly or indirectly involving the Company or the Banks or (b) provide any Specified Person (other than Purchaser and its Affiliates, agents and representatives) with access to the books, records, operating data, contracts, documents or other information relating to the Banks.  The Company shall promptly notify Purchaser of any proposal or offer from a third party to acquire, directly or indirectly, all or any substantial portion of the assets, properties, rights and interests of the Company or the Banks received by the Company in writing after the date hereof until the Bankruptcy Court shall have entered the Bidding Procedures Order, and the Company shall communicate to Purchaser the material terms of any such bid.

Section 5.13.                                            Public Announcements.  Other than mutually agreed upon press releases and other materials to be issued upon the announcement of this Agreement or thereafter, with respect to which the parties shall cooperate in good faith to jointly prepare or communicate consistent with the joint communication policy of the parties, from and after the date hereof, neither party shall make any public announcement or public comment regarding this Agreement or the Contemplated Transactions without the prior written consent of the other party (which consent shall not be unreasonably withheld, delayed or conditioned), unless and only to the extent that (a) the furnishing or use of information is required in making any filing or obtaining any Governmental Authorization required for the consummation of the Contemplated Transactions or (b) the furnishing or use of such information is required by Legal Requirements.

Section 5.14.                                            Tax Election.

(a)                                 On its consolidated federal income Tax Return for the taxable year in which the Closing Date occurs, the Company shall elect under Treasury Regulations Section 1.1502-36(d) to reduce its tax basis in the Shares to the extent necessary to prevent any reduction of the Banks’ Tax attributes.  All Tax Returns filed by the Company, the Banks and their Subsidiaries shall be consistent with this provision.  In addition, the Company shall take any other action reasonably requested by Purchaser to preserve the Banks’ Tax attributes.

(b)                                 At the Purchaser’s discretion, the Company will make, or forego making (and cause its Subsidiaries to make or forego making), the election under Internal Revenue Code Section 108(b)(5) for the consolidated federal return filing year that includes the date of Closing.  The Purchaser will provide direction to Company on making or not making the election within twenty (20) days of receiving a preliminary calculation of how the Company would apply the provisions of Sec. 108 to any excluded cancellation of debt income.

(c)                                  If any of the Banks currently have in place a valid election under Treasury Regulations Section 1.166-2(d)(3) (the “Conformity Election”), at the Purchaser’s discretion, the Banks will apply for voluntary revocation of the Conformity Election, effective for the Company’s consolidated federal return filing year that includes the date of this Agreement.  The Purchaser will advise the Company in writing of its desire for voluntary revocation within sixty (60) days before the end of the Company’s consolidated federal return filing year that includes the date of this Agreement.

(d)                                 To the extent that the Ultimate Parent, or a Section 382 loss subgroup of which the Intermediate Parent is the parent, has a consolidated Section 382 limitation to which any pre-change losses of Surviving Bank are subject, at Purchaser’s request, Company agrees to make an election under Reg. Sec. 1.1502-95(c)(1) to allocate up to 100% of the consolidated Section 382 limitation to Surviving Bank.

(e)                                  The Company will not make an election under Internal Revenue Code Section 336(e) to treat the sale of stock of the Banks, or of the Surviving Bank, as a deemed sale of the Banks’, or Surviving Bank’s, assets.

Section 5.15.                                            Preparation and Filing of Tax Returns; Taxes.  The Company shall include the income, equity or other applicable tax bases of the Banks and their Subsidiaries on the Company’s consolidated, unitary, affiliated or other combined federal and state income Tax Returns for all periods through the end of the Closing Date (such period, the “Pre-Closing Tax Period” and such Tax Returns, the “Company Tax Returns”) and pay any federal and state Taxes attributable to such income, equity or other applicable tax base, subject to an obligation of the Banks to reimburse the Company for the Banks’ and their Subsidiaries’ share of any such taxes paid by the Company, such share to be computed in accordance with federal consolidated return regulations, where applicable, and with the Interagency Policy Statement on Income Tax Allocation in a Holding Company Structure.  The Banks shall furnish Tax information to the Company for inclusion in such Tax Returns in accordance with the Banks’ past custom and practice.  The income of the Banks and their Subsidiaries shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of the Banks and their Subsidiaries as of the end of the Closing Date.  The Company shall timely prepare and file (or cause to be prepared and filed) the Company Tax Returns, and shall prepare all Company Tax Returns in a manner consistent with prior practice in respect of the Banks and their Subsidiaries unless otherwise required by applicable law or unless Purchaser consents to such different treatment, such consent not to be unreasonably withheld.  The Company shall provide (or cause to be provided) to Purchaser a copy of any Company Tax Return at least twenty (20) Business Days prior to the due date for filing such return, and Purchaser shall have ten (10) Business Days in which to review and comment on such return prior to the filing thereof.  Purchaser and the Company agree to report all transactions not in the ordinary course of business occurring on the Closing Date after the Closing on Purchaser’s federal and state income Tax Returns to the extent permitted by Treasury Regulations Section 1.1502-76(b)(1)(ii)(B).  Notwithstanding anything in this Agreement to the contrary, upon written notice from Purchaser to the Company, (i) the Company shall submit appropriate documentation to the Internal Revenue Service designating one of the Banks selected by Purchaser as substitute agent in relation to all applicable Company Tax Returns which include the Banks and the Company, and (ii) upon and after Purchaser’s issuance of such notice, the applicable Bank to be designated as such substitute agent, and not the Company, shall have all authority, discretion and rights connected with all Company Tax Returns, Pre-Closing Tax Matters, Post-Closing Tax Matters and other Tax matters, and the applicable provisions of this Agreement shall be applied and construed consistent with such authority and rights of such applicable Bank, in each case subject to the requirements of Treasury Regulations Section 1.1502-77.

Section 5.16.                                            Tax Cooperation.  In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to the Tax liabilities imposed on or attributable to the Banks or their Subsidiaries, Purchaser on the one hand and the Company on the other hand shall reasonably cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Tax Returns, the conduct of audit examinations or the defense of claims by taxing authorities as to the imposition of Taxes.  The Company shall provide to Purchaser copies of all information, returns, books, records and documents relating to any tax matters of or attributable to the Banks or their Subsidiaries.

Section 5.17.                                            Tax Proceedings

(a)                                 The Company shall promptly notify Purchaser upon receipt by the Company of any notice of any inquiries, assessments, audits, proceedings or similar events received from any taxing authority with respect to any Taxes, Tax attributes (including net operating losses) or Tax Refunds of or attributable to the Banks and their Subsidiaries, including such items included in any consolidated, affiliated, unitary or other combined Tax Return, whether such Tax is attributable to the Pre-Closing Tax Period (a “Pre-Closing Tax Matter”) or whether such Tax is attributable to any period or portion of a period after the Closing Date (a “Post-Closing Tax Matter”).  The Company shall have the right to contest, resolve, control and defend any Pre-Closing Tax Matter; provided, however, that if and to the extent any such Pre-Closing Tax Matter would adversely affect Taxes for any period for which Purchaser, the Banks or their Subsidiaries are liable (including a reduction of a Tax Refund, net operating loss or other Tax attribute), the Company shall permit Purchaser to participate in the proceeding and shall not settle or otherwise compromise such proceeding in respect of such Pre-Closing Tax Matter without the prior written consent of Purchaser, which consent shall not be unreasonably withheld, conditioned or delayed.  Any costs and expenses (including reasonable fees and expenses of counsel) incurred by Ultimate Parent, Intermediate Parent, Banks, or any of their Subsidiaries in connection with any Pre-Closing Tax Matter shall be borne by the Company, and reimbursed by the Banks for their pro rata share of the expense consistent with the past practice of the Banks and the Company, except to the extent Purchaser determines that such past practice is inappropriate as applied to the Banks, in which case the Purchaser and Company shall resolve the matter in a mutually agreeable and reasonable manner.  Purchaser shall have the right to contest, resolve, control and defend any Post-Closing Tax Matter.  Any costs and expenses (including reasonable fees and expenses of counsel) incurred by Purchaser, the Banks or their Subsidiaries in connection with any Post-Closing Tax Matter shall be borne by Purchaser.

(b)                                 Amended Tax Returns.  Neither Purchaser nor the Company shall cause the Banks or any of their Subsidiaries to amend any Tax Returns filed with respect to any tax year ending on or before the Closing Date without the consent of the other party, such consent not to be unreasonably withheld, conditioned or delayed.

Section 5.18.                                            Transfer Taxes.  Notwithstanding any other provision of this Agreement, Purchaser shall be responsible for any transfer, sales, use, stamp, conveyance, value added, recording, registration, documentary, filing and other similar non-income Taxes and administrative fees (including, without limitation, notary fees) (“Transfer Taxes”) arising in connection with the consummation of the Contemplated Transactions, whether levied on the Company, Purchaser or its Affiliates.  Purchaser shall timely prepare (or cause to be prepared) any Tax Returns with respect to Transfer Taxes arising in connection with the consummation of the Contemplated Transactions (the “Transfer Tax Returns”).  The Company shall timely file all Transfer Tax Returns and the Purchaser shall pay the amount shown as due on any such return on the due date of such return.  The Company and Purchaser shall cooperate to minimize Transfer Taxes.

Section 5.19.                                            Bankruptcy Filings.

(a)                                 From and after the date of this Agreement, promptly before filing any papers or pleadings in the Bankruptcy Cases that relate in any way to this Agreement, the Sale, the Bid Procedures, the Contemplated Transaction or Purchaser, the Company shall provide Purchaser with a copy of such papers or pleadings.

(b)                                 The Company shall provide Purchaser with prompt notice of any papers or pleadings filed by a party other than Purchaser in the Bankruptcy Cases that relate in any way to this Agreement, the Sale, the Biding Procedures or Purchaser; provided, however, that the Company’s failure to provide such notice shall not be a breach of this Agreement unless Purchaser has been actually and materially damaged due to such failure.

Section 5.20.                                            Transfer of Business-Related Assets and Contracts.  If at any time, whether before or after the Closing, the Company or any of its officers or employees discovers or is otherwise aware of the fact that the Company or one of its Subsidiaries (other than the Banks or their Subsidiaries) (i) owns any asset (whether real, personal, tangible, intangible or otherwise) that is used or held for use in connection with, or that relates to, the Business or (ii) is a party to any Contract relating to the Business, the Company will promptly give notice of that fact to Purchaser and, if Purchaser so requests, the Company will promptly cause such asset to be transferred to the Surviving Bank free and clear of all Encumbrances, or the rights and obligations (but not any obligations relating to a pre-transfer breach or default) under such Contract to be assigned to the Surviving Bank free and clear of all Encumbrances, as the case may be, for no additional consideration beyond that currently provided for herein.

Section 5.21.                                            Plan.  The Company covenants and agrees that if the Sale Order is entered, the terms of any plan of reorganization or liquidation submitted, supported or sponsored by the Company for confirmation shall not conflict with, supersede, abrogate, nullify, modify or restrict the terms of this Agreement and the rights of Purchaser hereunder, or in any way prevent or interfere with the consummation or performance of the transactions contemplated by this Agreement, including any transaction that is approved pursuant to the Sale Order.

Section 5.22.                                            Appeal.  If the Sale Order or the Bidding Procedures Order is appealed by any Person, or petition for certiorari or motion for rehearing, reconsideration or rehearing is filed with respect thereto, if requested by Purchaser, the Company will take all action as may be reasonably necessary to defend against such appeal, petition or motion and to obtain an expedited resolution of such appeal, petition or motion, and, in such case, Purchaser will take all actions as may be reasonably requested by the Company to assist the Company in such defense.

Section 5.23.                                            License Agreement. Effective upon Closing, the Company grants to Purchaser and the Surviving Bank a limited, non-exclusive license to use the Trademarks in connection with banking services offered by and through the Surviving Bank, during a phase-out period not to exceed five (5) years from the Effective Date (the “Trademark Term”).  Purchaser and Surviving Bank shall cease all use of the Trademarks immediately upon expiration of the Trademark Term.  Purchaser and Surviving Bank agree to maintain the quality of the banking services offered under the Trademarks at a level that is equal or better than the quality of services offered by the Banks prior to the Closing Datee under the same Trademarks. Purchaser and Surviving Bank shall not use the Trademarks except in connection with the operations of the Surviving Bank.  Purchaser acknowledges and agrees that all right, title and interest in and to the Trademarks is and shall remain the sole and exclusive property of the Company.

Section 5.24.                                            Transition Services Agreement.  Ultimate Parent and Purchaser will negotiate in good faith a mutually acceptable transition services agreement (the “Transition Services Agreement”).

Section 5.25.                                            Benefit Arrangements.  Upon not less than five (5) days’ notice prior to the Closing Date from Purchaser to the Company, the Company shall cause the termination, amendment or other appropriate modification of each Benefit Arrangement such that the Banks shall not sponsor or otherwise have any further Liability or other obligation in connection with such Benefit Arrangements, effective as of the date which immediately precedes the Closing Date, and such that participants’ account under each such Benefit Arrangement which is a Qualified Plan shall be 100% vested and nonforfeitable.

Section 5.26.                                            Certain Employee Matters.

(a)                                 Effective upon the Closing Date, and in Purchaser’s sole discretion, Purchaser may offer employment to applicable employees of any Company, and require the Ultimate Parent to cause an applicable Company to transfer one or more of such applicable Company’s employees’ employment to Purchaser or the Surviving Bank as designated by the Purchaser in writing on or prior to October 31, 2013 upon such terms and conditions as may be specified by Purchaser in such writing.  The Ultimate Parent shall cause each such applicable Company to use commercially reasonable best efforts to assist in Purchaser’s employment of such applicable employees as new employees of Purchaser, and to transfer such employees’ employment to Purchaser or the Surviving Bank, as the case may be.  Such employees who accept employment by Purchaser or the Surviving Bank, as the case may be, shall be referred to, collectively, as “Transferred Employees.”  Effective as of the Closing Date, Ultimate Purchaser shall cause the applicable Company which, immediately before the Closing Date, employs the applicable Transferred Employees, to cease employment (and to assign or terminate, as Purchaser may elect, the contracts governing other service providing relationships (referenced in this Section 5.26 solely for convenience as “employment” and “employees”)) of the Transferred Employees in accordance with the written specifications of Purchaser.  The Ultimate Parent, on its own behalf and on behalf of each Company hereby consents to the hiring of any and all such Transferred Employees by the Purchaser or the Surviving Bank, as the case may be, and waives, with respect to the employment or other engagement by Purchaser or the Surviving Bank of such Transferred Employees, any and all claims and rights any Company may have against Purchaser or the Surviving Bank in connection therewith, including under any noncompetition, confidentiality or employment agreement or otherwise as a result of such employment or engagement by Purchaser or the Surviving Bank.

(b)                                 Ultimate Parent, on its own behalf and on behalf of each Company, shall pay or cause the payment of Transferred Employees their accrued and unused vacation pay and other paid time off for all accrued and unused vacation time and other time off paid through the Closing Date, on or as soon as through the Closing Date.

(c)                                  On or prior to the Closing Date, Ultimate Parent shall make or cause to be made such additional contributions to each Benefit Arrangement as may be necessary to fully fund all benefit liabilities with respect to the Transferred Employees under each Benefit Arrangement in accordance with the applicable requirements of such applicable Benefit Arrangement and in accordance with each applicable Legal Requirement.

(d)                                 Ultimate Parent shall cause each Transferred Employee who is a participant in a Qualified Plan to be fully vested in his or her account balance thereunder effective as of the Closing Date.  As soon as administratively practicable following the Closing Date and consistent with each such Qualified Plans’ normal distribution procedures, such Transferred Employees shall be eligible to receive, at their election, a distribution of their entire account balance from each Qualified Plan.

(e)                                  Ultimate Parent and each applicable Company, other than the Banks and Surviving Bank, shall be jointly and severally responsible for any and all obligations to any and all current, active and former employees of one or more of the Companies (including the Banks), including Transferred Employees, arising under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and any other similar Legal Requirement before, on or after the Closing Date with respect to “M&A qualified beneficiaries” (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4) with respect to the transactions contemplated pursuant to this Agreement whose COBRA “qualifying event” (as defined in Code Section 4980B(f)(3)) occurs before, on or after the Closing Date, and for any and all obligations arising under COBRA or any similar Legal Requirement in connection with any group health plan relating to any Company prior to the Closing Date, or relating to any Company, other than the Banks, on or after the Closing Date.

(f)                                   Nothing in this Agreement confers upon any Transferred Employee or any other employee or other service-provider any rights or remedies of any nature or kind whatsoever under or by reason of this Section 5.26 or otherwise under this Agreement, or any employee benefit plan or other employee benefit arrangement connected with Purchaser or any of its Affiliates.  Nothing in this Agreement shall limit the right of Purchaser or the Surviving Bank to terminate or reassign any Transferred Employee after the Closing Date or to change the terms and conditions of employment or contractual arrangements with any Transferred Employee in any manner.

(g)                                  Ultimate Parent shall be solely responsible for and to cause the timely payment of all valid claims for benefits under any and all group health plan sponsored by any Company which arise on or prior to the Closing Date, regardless of whether any such claims for benefits are timely filed in accordance with applicable group health plan requirements before, on or after the Closing Date.  Notwithstanding the foregoing, with respect to the Capitol Bancorp Limited Group Health Plan, Ultimate Parent will terminate such plan upon Closing, and Purchaser will be responsible solely for valid and timely filed benefit claims for participating employees of the Company and the Banks and their covered spouses and dependents arising on or prior to the Closing Date.

(h)                                 For the avoidance of doubt, “Company” shall include Capitol Wealth, Inc. for purposes of this Section 5.26.

ARTICLE 6
CONDITIONS OF CLOSING

Section 6.01.                                            Conditions to Purchaser’s Obligations.  The obligation of Purchaser to complete the transactions contemplated by this Agreement is subject to the fulfillment of the following conditions:

(a)                                 Representations and Warranties.  (i) The representations and warranties of the Company contained in Sections 3.01, 3.02, 3.03, 3.12, 3.18 and 3.23 shall be true and correct in all respects as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing and (ii) the representations and warranties of the Company contained in this Agreement (other than those representations and warranties specified in sub-clause (i) above) shall be true and correct in all respects (without regard to materiality or Material Adverse Effect qualifications contained therein) as of the date of this Agreement and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing (provided that those representations and warranties that by their terms speak specifically as of the date of this Agreement shall be required to be true and correct in all respects only as of such date), except where the failure of such representations and warranties in this sub-clause (ii) to be so true and correct (without regard to materiality or Material Adverse Effect qualifications contained therein) has not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)                                 Covenants.  The covenants and obligations of the Company to be performed or observed on or before the Closing pursuant to this Agreement shall have been duly performed or observed in all material respects;

(c)                                  Bidding Procedures Order.  The Bidding Procedures Order shall have become final and non-appealable and shall not have been stayed, stayed pending appeal or vacated;

(d)                                 Sale Order.  The Bankruptcy Court shall have entered the Sale Order, in form and substance acceptable to Purchaser and such order (i) shall have become final and non-appealable, (ii) shall not have been stayed as of the Closing Date, stayed pending appeal or vacated, and (iii) shall not be amended, supplemented or otherwise modified in any manner adverse to Purchaser;

(e)                                  Officers’ Certificate.  Each of the Ultimate Parent and Intermediate Parent shall have delivered to Purchaser a certificate signed by Joe Reid, Cristin Reid, the chief executive officer and the chief financial officers certifying to the effect that the conditions set forth in Sections 6.01(a) and (b) have been satisfied;

(f)                                   Purchaser Required Approvals.  Purchaser shall have obtained all of Purchaser Required Approvals in form and substance reasonably acceptable to Purchaser and without the imposition of any Burdensome Condition, no such Purchaser Required Approval shall have been amended, modified, reversed or vacated and all applicable waiting periods with respect to any of Purchaser Required Approvals shall have expired;

(g)                                  Consents.  The consents set forth in Section 6.01(g) of the Disclosure Schedule shall have been obtained in form and substance acceptable to Purchaser and shall be in effect;

(h)                                 Insurance.  Purchaser shall have received endorsements on terms satisfactory to Purchaser with respect to any insurance policies included in the Other Purchased Assets that, among other things, confirm the assignment of such policies, and provide that the Banks and their Subsidiaries will have the right to give notice with respect to, control and receive the proceeds of any claims under such policies relating to the Banks or their Subsidiaries;

(i)                                     Cross Guarantee.  The Company shall have applied for and received a waiver of liability from the FDIC regarding any potential cross-guarantee liability that may be asserted against the Banks and Capitol National Bank resulting from the failure, either before, on or after the Closing Date, of any Affiliate of the Company; and

(j)                                    Bank Required Approvals.  The Bank Required Approvals shall have been received in form and substance reasonably acceptable to Purchaser and without the imposition of any Burdensome Condition, no such Bank Required Approval shall have been amended, modified, reversed or vacated, and the transfer of the Bank Transferred Assets shall have been approved by the relevant Governmental Authority, if applicable.

(k)                                 No Litigation.  There shall not be pending or threatened any Proceeding by any Governmental Authority or other Persons which, in the reasonable opinion of the Purchaser, there is a possibility of an outcome that could have a Material Adverse Effect;

(l)                                     No Material Adverse Effect.  There shall not be pending or threatened any Proceeding by any Governmental Authority or other Persons which, in the reasonable opinion of the Purchaser, there is a possibility of an outcome that could have a Material Adverse Effect;

(m)                             Transition Services Agreement.  Purchaser and Ultimate Parent shall have executed and delivered the Transition Services Agreement.

(n)                                 Director Resignations.  The Company shall deliver to the Purchaser written resignations, in form and substance reasonably acceptable to the Purchaser, effective as of the Closing Date, of each member of the board of directors of the Banks other than those identified by the Purchase in writing prior to the Closing.

(o)                                 Resolution of Tax Issues.  The Bankruptcy Court, with the assent and agreement of the Internal Revenue Service (the “IRS”) shall have entered an order, or the IRS shall have entered into a separate agreement, in a form and manner acceptable to Purchaser, that resolves the claims stated in Claim No. 11-4 of the IRS as filed on May 1, 2013 and any other amounts that have been or are accrued, claimed or assessed by the IRS (the “IRS Claim”) by limiting any claims against the Banks or Surviving Bank for the IRS Claim, in an amount not to exceed $1,921,000 (the “Tax Claim Limit”).  Absent such order or agreement, the Company shall place an amount from the Cash Purchase Price equal to the sum of the IRS Claim less the Tax Claim Limit (the “Tax Escrow Amount”), but in no event to exceed the Cash Purchase Price, in a separate escrow account established pursuant to an escrow agreement in form and manner acceptable to Purchaser, to be reserved for payment of the IRS Claim as allowed.

(p)                                 Stock Purchase Agreements.  Each of the Banks shall have been released from the terms and conditions of the Stock Purchase Agreements and no parties thereto shall retain any further rights to acquire shares of the Banks.

The foregoing conditions are for the benefit of Purchaser only and accordingly Purchaser will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

Section 6.02.                                            Conditions to the Company’s Obligations.  The obligation of the Company to complete the transactions contemplated by this Agreement is subject to the fulfillment of each of the following conditions:

(a)                                 Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects on and as of the Closing with the same effect as though such representations and warranties had been made as of the Closing (provided that those representations and warranties which address matters only as of a particular date shall be required to be true and correct in all material respects only as of such date);

(b)                                 Covenants.  The covenants and obligations of Purchaser to be performed or observed on or before the Closing pursuant to this Agreement shall have been duly performed or observed in all material respects;

(c)                                  Sale Order.  The Bankruptcy Court shall have entered the Sale Order; and

(d)                                 Officer’s Certificate.  Purchaser shall have delivered to the Company a certificate signed by an appropriate officer certifying to the effect that the conditions set forth in Sections 6.02(a) and (b) have been satisfied.

(e)                                  Transition Services Agreement.  Purchaser and Ultimate Parent shall have executed and delivered the Transition Services Agreement.

The foregoing conditions are for the benefit of the Company only and accordingly the Company will be entitled to waive compliance with any such conditions if it sees fit to do so, without prejudice to its rights and remedies at law and in equity and also without prejudice to any of its rights of termination in the event of non-performance of any other conditions in whole or in part.

Section 6.03.                                            Mutual Condition.  The obligations of the Company and Purchaser to complete the Contemplated Transactions are subject to the fulfillment of the condition that no injunction or restraining order or other decision, ruling or order of a court, board, Governmental Authority or administrative tribunal of competent jurisdiction, and no applicable Legal Requirement, being in effect which prohibits, restrains, limits or imposes conditions on the transactions contemplated by this Agreement and no action or proceeding having been instituted or remaining pending or having been threatened (and such threat not having been withdrawn) before any such court, board, Governmental Authority or administrative tribunal to restrain, prohibit, limit or impose conditions on the transactions contemplated by this Agreement.

Section 6.04.                                            Termination.

(a)                                 In the event that the Closing has not occurred on or before January 1, 2014 or, in Purchaser’s sole discretion, such later date not to exceed an additional thirty (30) days, or such later date as may be agreed in writing by the Parties in their sole discretion (the “Outside Date”), Purchaser or the Company, as applicable, may, subject to Section 9.09, terminate this Agreement, in which event the parties will be released from all obligations under this Agreement, except that the Company will not be released from its obligation to pay the Stalking-Horse Bidder Fee in accordance with Section 5.07 hereof, and no party will be released from its obligations, or may terminate this Agreement if it has materially breached (and not cured) any of its covenants or obligations in or under this Agreement.

(b)                                 This Agreement may also be terminated prior to the Closing:

(i)                       at any time by the mutual written agreement of the Company and Purchaser;

(ii)                    by Purchaser if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company which breach, either individually or in the aggregate with other breaches by the Company, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.01(a) or (b), as the case may be, and which is not cured within thirty (30) days following written notice to the Company thereof (and in any event prior to the Outside Date) or which by is nature or timing cannot be cured within such time period;

(iii)                 by the Company if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Purchaser which breach, either individually or in the aggregate with other breaches by Purchaser, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 6.02(a) or (b), as the case may be, and which is not cured within thirty (30) days following written notice to Purchaser thereof (and in any event prior to the Outside Date) or which by is nature or timing cannot be cured within such time period;

(iv)                by Purchaser if the Company shall fail to file the Sale Motion by October 11, 2013;

(v)                   by either the Company or Purchaser, if either (x) the Auction has occurred and Purchaser was not the Successful Bidder or (y) the Bankruptcy Court enters an Order inconsistent with the Bidding Procedures Order, the Sale Order or the Sale;

(vi)                by either the Company or Purchaser, with fifteen (15) days’ prior written notice or such shorter period as required by a court or Governmental Authority, or any applicable Legal Requirement, if any court or Governmental Authority shall finally determine that the subject of this Agreement violates any applicable Legal Requirement and the terms of this Agreement cannot be amended to meet all legal requirements to the satisfaction of such court or Governmental Authority;

(vii)             by either the Company or Purchaser, if Purchaser or any of its Affiliates receives written notice from or is otherwise advised by a Governmental Authority that it will not grant (or intends to rescind or revoke if previously approved) any of Purchaser Required Approvals or Bank Required Approvals or receives written notice from or is otherwise advised by such Governmental Authority that it will not grant any such Purchaser Required Approval or Bank Required Approvals on the terms contemplated by this Agreement without imposing any Burdensome Condition;

(viii)          by Purchaser, if a trustee, examiner or chief restructuring officer under Chapter 11 of the Bankruptcy Code has been appointed or if the Bankruptcy Cases are converted to a liquidation proceeding under Chapter 7 of the Bankruptcy Code;

(ix)                by Purchaser, if the Bankruptcy Court has not approved of the Stalking Horse Bidder Fee by October 16, 2013, or if the Bidding Procedures Order has been stayed as of such date; or

(x)                   by Purchaser, if the Bankruptcy Court has not entered the Sale Order approving the Sale to Purchaser by November 14, 2013, if such Sale Order has been entered but is stayed or has been reversed or vacated on such date, or if such Sale Order has been entered but has been amended or modified without the prior written consent of Purchaser on or before such date.

ARTICLE 7
CLOSING TRANSACTIONS

Section 7.01.                                            Time and Place.  The Closing shall take place in the offices of Honigman Miller Schwartz and Cohn LLP, 660 Woodward Ave., 2290 First National Building, Detroit, Michigan, on the Closing Date, or at such other time and date, or both, as the Company and Purchaser or their respective counsel may agree upon in writing.

Section 7.02.                                            Company’s Closing Deliverables.  At the Closing, the Company shall deliver the following to Purchaser:

(a)                   the certificate required by Section 6.01(e);

(b)                   stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly executed in blank and with all required stock transfer Tax stamps affixed;

(c)                    all conveyances, transfers, assignments, instruments and other documents which are necessary to assign, sell and transfer the Shares to Purchaser and the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any) to the Surviving Bank, in either case as contemplated by this Agreement in such form and content as Purchaser may require, acting reasonably;

(d)                   certified copies of a resolution of the directors of the Company approving the completion of the Contemplated Transactions including, without limitation, the sale of the Shares and the Other Purchased Assets (including the assignment of the Assumed

Bank Related Contracts) and the execution and delivery of this Agreement and all documents, instruments and agreements required to be executed and delivered by the Company pursuant to this Agreement in such form and content as Purchaser may require, acting reasonably;

(e)                    a copy of the Sale Order;

(f)                     a letter agreement, in form and substance reasonably satisfactory to Purchaser, pursuant to which the Company, on its own behalf and on behalf of its Affiliates, irrevocably and unconditionally waives, releases and discharges any and all claims, counterclaims, demands, debts, costs, expenses (including reasonable legal fees and expenses), Liabilities, damages, obligations and causes of action of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise in law or in equity, against the Banks and their Subsidiaries (and their successors and its and their respective officers, directors, employees, managers, partners, shareholders, members, and principals), including all claims arising out of the Contracts identified on Schedule 5.05(b), other than Liabilities under this Agreement and for the Assumed Contract Liabilities;

(g)                    an affidavit from the Company that it is not a “foreign person” or subject to withholding requirements under the Foreign Investment in Real Property Tax Act of 1980, as amended;

(h)                   except as otherwise agreed by Purchaser in writing, written resignation letters of all of the members of the board of directors of the Banks, which resignations shall be effective as of the Closing and shall include a waiver of all claims any of them may have against the Banks or their Subsidiaries in a form consistent with the waiver described in Section 7.02(f);

(i)                       payoff letters in form and substance reasonably satisfactory to Purchaser from each Person that has provided goods or services that might result in an obligation to pay any Bank Transaction Expenses or other expenses related to the Bankruptcy Cases;

Section 7.03.                                            Purchaser’s Closing Deliverables.  At the Closing, Purchaser shall effect the Equity Contribution and deliver the following to the Company (or, in the case of the Cash Purchase Price, as set forth in Section 2.03):

(a)                   the certificate required by Section 6.02(d);

(b)                   the Cash Purchase Price as set forth in Section 2.03; and

(c)                    a letter agreement, in form and substance reasonably satisfactory to the Company, pursuant to which the Banks, on their own behalf and on behalf of their Affiliates, irrevocably and unconditionally waives, releases and discharges any and all claims, counterclaims, demands, debts, costs, expenses (including reasonable legal fees and expenses), Liabilities, damages, obligations and causes of action of any kind or nature whatsoever, in each case whether absolute or contingent, liquidated or unliquidated, known or unknown, and whether arising under any agreement or understanding or otherwise in law or in equity, against the Company and its Affiliates other than the Banks and their Subsidiaries (and their successors and its and their respective officers, directors, employees, managers, partners, shareholders, members, and principals), other than Liabilities under this Agreement and the Tax Sharing Agreements.

Section 7.04.                                            Concurrent Delivery.  It shall be a condition of the Closing that all matters of payment and the execution and delivery of documents, in each case, at Closing by any party to the other pursuant to the terms of this Agreement shall be concurrent requirements and that nothing will be complete at the Closing until everything required as a condition precedent to the Closing has been paid, executed and delivered, as the case may be.

Section 7.05.                                            Transfer of Shares and Other Purchased Assets.  Subject to the terms and conditions set forth in this Agreement, and subject to the entry of a Sale Order, the Sale of the Shares to Purchaser and the sale of the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any) to the Surviving Bank or other designee of Purchaser shall be deemed to take effect on the Closing Date.

ARTICLE 8
SURVIVAL OF REPRESENTATIONS AND COVENANTS

Section 8.01.                                            Survival.  The Company and the Purchaser agree that all of the representations, warranties, agreements and covenants of the Company and the Purchaser contained in this Agreement, or any instrument delivered pursuant to this Agreement, shall terminate at the Closing Date, except that the representations, warranties, agreements and covenants that by their terms survive the Closing Date and this Article 8 and Article 9 shall survive the Closing Date.

ARTICLE 9
MISCELLANEOUS

Section 9.01.                                            Notices.  Any notice, request, demand or other communication required or permitted to be given under this Agreement shall be in writing and delivered by hand, facsimile transmission or prepaid registered mail (return receipt requested) to the party to which it is to be given as follows:

To Purchaser:

Talmer Bancorp, Inc.

2301 W. Big Beaver Road, 5th Floor

Troy, Michigan 48084

Attention: David T. Provost

Facsimile No.: (248) 498-2914

with a copy to (which shall not constitute notice):

Nelson Mullins Riley & Scarborough LLP

Atlantic Station

201 17th Street NW, Suite 1700

Atlanta, Georgia 30363

Attention: J. Brennan Ryan

Facsimile No.: (404) 322-6041

To the Company:

Capitol Bancorp Ltd.

200 N. Washington Square
Lansing, Michigan 48933
Attention:  Cristin Reid, Brian English
email: benglish@capitolbancorp.com

with a copy to (which shall not constitute notice):

Honigman Miller Schwartz and Cohn LLP
2290 First National Building

660 Woodward Avenue
Detroit, Michigan 48226
Attention:  Phillip D. Torrence

Jeffrey H. Kuras
Facsimile No: (313) 465-7447

or to such other address or fax number as a party may specify by notice given in accordance with this Section 9.01.  Any such notice, request, demand or other communication given as aforesaid will be deemed to have been given, in the case of delivery by hand or registered mail, when delivered, or, in the case of delivery by facsimile transmission, when a legible facsimile is received by the recipient, in each case, if delivered or received before 5:00 p.m. local time on a Business Day, or on the next Business Day if delivered or received on a day which is not a Business Day or after 5:00 p.m. local time on a Business Day.

Section 9.02.                                            Further Assurances.  Each of the parties shall execute and deliver such further documents, instruments and agreements and do such further acts and things as may be reasonably required from time to time, either before, on or after the Closing Date, to carry out the full intent and meaning of this Agreement, give effect to the transactions contemplated by this Agreement and assure to Purchaser good and valid title to the Shares, free and clear of all Encumbrances, and assure to the Surviving Bank good and valid title to the Other Purchased Assets (including the assignment of the Assumed Bank Related Contracts, if any), free and clear of all Encumbrances.  The Company shall seek to enforce its rights under any third party nondisclosure or confidentiality agreements on behalf of and at the request and expense of Purchaser.

Section 9.03.                                            Time of the Essence.  Time shall be of the essence of this Agreement.

Section 9.04.                                            Entire Agreement.  This Agreement (and all related documents referred to herein, including the schedules and exhibits hereto) constitutes the entire agreement between the Company and Purchaser pertaining to the Contemplated Transactions and supersedes all prior agreements, undertakings, negotiations and discussions, whether oral or written, of the Company and Purchaser and there are no warranties, representations, covenants, obligations or agreements between the Company (or any Affiliate thereof) and Purchaser (or any Affiliate thereof) except as set forth in this Agreement (or any such related document).

Section 9.05.                                            Assignment.  Neither party to this Agreement may assign any of its respective benefits, obligations or liabilities under or in respect of this Agreement without the prior written consent of the other party, which may be withheld in its absolute discretion; provided, however, that Purchaser may, without the consent of the Company, assign its rights, benefits and obligations under or in respect of this Agreement, in whole or in part, to one or more directly or indirectly wholly owned Subsidiaries of Purchaser if and to the extent permitted by the Regulatory Approvals and the Bankruptcy Court, but no such assignment will relieve Purchaser of its obligations under this Agreement.  Any attempted assignment without the necessary consent shall be void.

Section 9.06.                                            Invalidity.  Each of the provisions contained in this Agreement is distinct and severable and a determination of illegality, invalidity or unenforceability of any such provision or part hereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof, unless as a result of such determination this Agreement would fail in its essential purposes.

Section 9.07.                                            Waiver and Amendment.  Except as expressly provided in this Agreement, no amendment or waiver of it will be binding unless made in writing by the party to be bound by such amendment or waiver.  No waiver of any provision, or any portion of any provision, of this Agreement will constitute a waiver of any other part of the provision or any other provision of this Agreement, nor a continuing waiver unless otherwise expressly provided.

Section 9.08.                                            Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein express or implied shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns, any legal or equitable rights hereunder.

Section 9.09.                                            Surviving Provisions on Termination.  Notwithstanding any other provisions of this Agreement, if this Agreement is terminated, the provisions of Sections 1.03, 5.02, 5.03, 5.07, 6.04(a) and 9.01 and, to the extent relating to any of the foregoing, this Article 9 shall survive such termination and remain in full force and effect, and each party shall remain liable for any willful and material breach of this Agreement prior to its termination.

Section 9.10.                                            Captions.  The captions in this Agreement are inserted for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

Section 9.11.                                            Counterparts.  This Agreement may be signed in counterparts and each such counterpart will constitute an original document and such counterparts, taken together, will constitute one and the same instrument.  Electronically transmitted or facsimile copies shall be deemed to be originals.

Section 9.12.                                            Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled (without the requirement to post bond) to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 9.13.                                            Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in the United States Bankruptcy Court for the Eastern District of Michigan, so long as such court shall have subject matter jurisdiction over such suit, action or proceeding, and that any cause of action arising out of this Agreement shall be deemed to have arisen from a transaction of business in the State of Michigan, and each of the parties hereby irrevocably consents to the jurisdiction of such court (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in such court or that any such suit, action or proceeding brought in such court has been brought in an inconvenient forum.  Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of such court.

Section 9.14.                                            Waiver Of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 9.15.                                            Legal and Other Fees and Expenses.

(a)                                 Unless otherwise specifically provided herein, the parties will pay their respective legal, accounting and other professional fees and expenses incurred by each of them in connection with the negotiation and settlement of this Agreement, the completion of the Contemplated Transactions and other matters pertaining hereto.

(b)                                 In addition to the Cash Purchase Price, at Closing, Purchaser shall remit Two Million Five Hundred Thousand Dollars ($2,500,000) into an escrow account (the “Escrowed Funds”), pursuant to an escrow agreement, and with an escrow agent, reasonably acceptable to the Purchaser, the Company and the Committee (the “Escrow Agreement”).  The Escrow Agreement shall provide that the Escrowed Funds shall be disbursed from the escrow account as provided below:

(i)                       the Escrowed Funds shall be used to pay the post-petition administrative fees and expenses of the Professionals in the Bankruptcy Cases, incurred through the

Closing and allowed pursuant to a final, non-appealable order of the Bankruptcy Court, whether the Bankruptcy Court’s order allowing such fees and expenses is entered and/or becomes final prior to or after the Closing (the “Allowed Administrative Claims”);

(ii)                    Allowed Administrative Claims will be paid to the Professionals from the Escrowed Funds immediately upon the later to occur of: (x) one Business Day after the Closing and (y) any order of the Bankruptcy Court allowing such fees and expenses, on an interim or final basis, becoming final and non-appealable, without action being required by the Purchaser or the Company and without further order of the Bankruptcy Court;

(iii)                 if the Escrowed Funds are greater than the aggregate Allowed Administrative Claims as of the date that is 150 days after the Closing, any portion of the Escrowed Funds which is not necessary to pay such Allowed Administrative Claims shall be refunded to the Purchaser; and

(iv)                if the Escrowed Funds are less than the aggregate Allowed Administrative Claims as of the date that is 150 days after the Closing, the full amount of the Escrowed Funds shall be distributed to the Professionals to pay such Allowed Administrative Claims on a pro rata basis.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

CAPITOL BANCORP LTD.

By:	/s/ Cristin K. Reid
Name: Cristin K. Reid
Title: Corporate President

FINANCIAL COMMERCE CORPORATION

By:	/s/ Cristin K. Reid
Name: Cristin K. Reid
Title: Corporate President

TALMER BANCORP, INC.

By:	/s/ David T. Provost
Name: David T. Provost
Title: Chief Executive Officer

[Signature Page to Stock Purchase Agreement]

SCHEDULE 2.01

OTHER PURCHASED ASSETS

1.              Any tax refunds due from any tax authority as a result of an overpayment of tax on any tax return, including amended tax returns, of which both the Company and any of the Banks were included.

2.              All accrued, funded assets related to any VEBA account or any other account related to the self-funded health insurance programs currently being participated in by Indiana Bank, Michigan Bank, Nevada Bank and New Mexico Bank, including the Blue Cross Blue Shield 250 Enhanced PPO Plan, 500 Core PPO Plan and High Deductible PPO Plan.

3.              To the extent not previously assigned by Ultimate Parent to the Banks, the (i) custom code related to various functions, reports and operations used to support and run the banking technology and systems; (ii) websites of the Banks and the underlying technology; and (iii) the  content, function and underlying technology of the Company’s intranet.

4.              All Company tangible and intangible assets (including but not limited to, modular systems, case goods, telephone and electronic products, technology, hardware, intangible assets, software, servers, and other traditional office space necessities) used or held for use in connection with the Business and the Transferred Employees, excluding furniture and equipment solely used by those individuals that are not identified as Transferred Employees and remain with the Company after Closing.